AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1999
                                                     REGISTRATION NO. 333-76427
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                         ------------------------------
                               AMENDMENT NO. 1 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------
                          PANORAMIC CARE SYSTEMS, INC.
        (Exact name of small business issuer as specified in its charter)

     DELAWARE
(State or jurisdiction             7232                        84-1165714
  of incorporation or    (Primary Standard Industrial       (I.R.S. Employer
     organization)        Classification Code Number)     Identification Number)

   5181 WARD ROAD                                  THE CORPORATION TRUST COMPANY
WHEAT RIDGE, CO 80033          5181 WARD ROAD            1209 ORANGE STREET
  (303) 422-3886            WHEAT RIDGE, CO 80033   WILMINGTON, DELAWARE 19801
(Address and telephone         (303) 422-3886             (302) 658-7581
 number of principal       (Address of principal   (Name, address and telephone
  executive offices)         place of business)     number of agent for service)
                         ------------------------------

                                   Copies to:
                            LESTER R. WOODWARD, ESQ.
                           DAVIS, GRAHAM & STUBBS LLP
                       370 SEVENTEENTH STREET, SUITE 4700
                             DENVER, COLORADO 80202
                                 (303) 892-9400
                         ------------------------------
                  APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.
                                ---------------

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. |_|

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|
                        ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                               Proposed Maximum     Proposed Maximum
  Title of Each Class of       Amount to be     Offering Price          Aggregate          Amount of
Securities to be Registered     Registered        Per Share(1)      Offering Price(1)   Registration Fee
Common Stock, par value
$.001 per share................  3,531,500           $1.00             $3,531,500            $989(2)

(1) Estimated solely for the purpose of calculating the registration fee, based upon the expected price at which the shares of common stock, $.001 par value, are to be offered in a public offering.
(2)  $970 fee paid on April 16, 1999.
                        ------------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               EXPLANATORY NOTE

      This registration statement covers (a) the primary public offering by Panoramic of 1,265,000 shares (the "Public Shares") of common stock, $.001 par value, which includes 165,000 shares issuable pursuant to an over-allotment option, (b) 110,000 shares to be paid to the placement agent, Canaccord, as a corporate finance fee, (c) 165,000 shares underlying a warrant to be paid to Canaccord in consideration of Canaccord's commitment to sell all of the Public Shares in the public offering, and (d) the concurrent offering on a delayed basis of 1,991,500 shares of common stock by certain selling stockholders of Panoramic. The primary prospectus (the "Company Prospectus") covers the Public Shares being offered by Panoramic and Canaccord and referenced in (a), (b) and
(c) above. An alternate prospectus (the "Selling Stockholders Prospectus") will be used by the Selling Stockholders in connection with an offering by them for their accounts of up to 1,991,500 shares of common stock held by such Selling Stockholders. The Selling Stockholder Prospectus is identical to the Company Prospectus, except for (1) alternate front and back cover pages, which alternate cover pages are noted in the registration statement, (2) the sections entitled "Table of Contents," "Summary," "Use of Proceeds" and "Plan of Distribution," which alternate sections are indicated in the registration statement, (3) the sections entitled "Determination of Offering Price" and "Dilution" which sections shall appear only in the Company Prospectus.

THIS INFORMATION IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION, DATED JUNE 7, 1999

INITIAL PUBLIC OFFERING
PROSPECTUS

                                1,100,000 Shares

                                 $1.00 per share

                                     [LOGO]
                          PANORAMIC CARE SYSTEMS, INC.

                          Common Stock, $.001 par value

                         ------------------------------

      Panoramic Care Systems, Inc. sells computer software and provides consulting services to healthcare professionals to assist in identifying, estimating, and managing costs and expenses related to the provision of patient care services in extended stay healthcare facilities. Panoramic's computer software uses patient symptoms to develop a detailed treatment plan and forecast expected costs of treatment to the healthcare provider.

      Canaccord Capital Corporation, Panoramic's agent, has entered into a firm commitment agreement to sell all of the stock in this public offering at a price of $1.00 per share, for aggregate gross proceeds of $1,100,000.

      The common stock of Panoramic Care Systems, Inc. is approved for listing on the Vancouver Stock Exchange.

                                UNDERWRITTEN BY:
                          CANACCORD CAPITAL CORPORATION

                                        Total              Per Share
                                     ------------          ---------
     Public Offering Price             $1,100,000            $1.00
     Underwriter Commissions*             $82,500            $0.075
     Proceeds                          $1,017,500            $0.925
     *Assuming the over allotment option is not exercised
     Panoramic has paid Canaccord a sponsorship fee of $10,000, granted to Canaccord an over-allotment option to solicit and accept subscriptions for up to an additional 165,000 shares of common stock at a price of $1.00 per share and granted to Canaccord a warrant entitling it to purchase shares of common stock in the future. Panoramic also will pay Canaccord a corporate finance fee of 110,000 shares of common stock.

                         ------------------------------

            THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" LOCATED AT PAGES 2 TO 7.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
      THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this Prospectus is       , 1999
                                                    ------

                                TABLE OF CONTENTS

                                                                         PAGE

SUMMARY.....................................................................1

RISK FACTORS................................................................2

DILUTION....................................................................8

USE OF PROCEEDS.............................................................9

DESCRIPTION OF PANORAMIC...................................................11

MANAGEMENT DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................25

DESCRIPTION OF SECURITIES..................................................29

PLAN OF DISTRIBUTION.......................................................31

DIRECTORS AND SENIOR OFFICERS..............................................33

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................35

EXECUTIVE COMPENSATION.....................................................36

CAUTIONARY STATEMENT CONCERNING
   FORWARD LOOKING STATEMENTS..............................................37

DIVIDEND RECORD AND POLICY.................................................37

EXPERTS....................................................................37

LEGAL MATTERS..............................................................37

WHERE YOU CAN FIND MORE INFORMATION........................................38

                                     SUMMARY

      This summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand the offering, you should read this entire document and the documents we have referred you to. See "Where You Can Find More Information." Unless otherwise indicated, all dollar amounts are expressed in U.S. dollars.

PANORAMIC:              Panoramic was incorporated under the laws of the State
                        of Colorado on September 4, 1990 under the name
                        FreeStyle Publications, Inc. Panoramic changed its name to Panoramic Care Manager, Inc. on December 8,
                        1998. On April 27, 1999, Panoramic was reincorporated under the laws of the State of Delaware and the name was changed to Panoramic Care Systems, Inc. The authorized share capital of Panoramic consists of 50,000,000 shares of common stock.

BUSINESS OF PANORAMIC:  Panoramic is a software development company that creates and markets software products to standardize and consolidate clinical, financial, quality and administrative management for patients in care settings outside of hospitals. Panoramic has recently designed a line of software known as Panoramic Care Manager(TM) (the "PCM Software") which provides software and Internet integration for the post-acute healthcare industry. The PCM Software is designed to provide healthcare professionals with automated patient management tools.

                        Panoramic started out by producing educational materials for critical care programs. This was followed by the development of intensive patient management tools in printed format under the trade name STATpath(TM). STATpath materials are the foundation for the PCM Software.

OFFERING:               The offering consists of 1,100,000 shares of common
                        stock to be offered to the public. Upon completion of the offering, there will be approximately 5,040,000 shares of common stock issued and outstanding. In addition:

                        o Panoramic has granted stock options pursuant to which up to 465,000 shares may be issued in the future pursuant to Panoramic's Stock Option Plan.

                        o Panoramic has granted warrants pursuant to which up to 375,000 shares may be issued in the future.

USE OF PROCEEDS:        The net proceeds from this offering (after deducting
                        commissions to the underwriter but before expenses) will be $1,017,500. The net proceeds, combined with Panoramic's working capital deficit of $116,472 as of April 30, 1999 totals approximately $901,028 and will be used to further Panoramic's business objectives outlined in the "Description of Business" section of this Prospectus.

                                  RISK FACTORS

      An investment in Panoramic common stock involves certain risks. Prospective investors should carefully consider the following risk factors, in addition to all of the other information in this Prospectus, in determining whether to purchase shares of Panoramic stock.

WE CANNOT BE SURE THAT SUFFICIENT CAPITAL WILL BE AVAILABLE TO COVER NECESSARY EXPENSES

      Panoramic has expended and will continue to expend substantial funds for research and development, testing, capital expenditures, manufacturing and marketing of its products. The timing and amount of such spending is difficult to predict accurately and will depend upon several factors, including the progress of research and development efforts and competing technological and market developments, commercialization of products currently under development and market acceptance and demand for Panoramic's products. Panoramic currently estimates that it will be necessary to spend approximately $2,765,000 during 1999, which exceeds the proceeds from the offering and Panoramic's working capital. If Panoramic's sales do not cover this deficit, Panoramic may seek additional funds through equity or debt financing, through collaborative or other arrangements with other companies and from other sources. If additional funds are raised by issuing equity securities, further dilution to shareholders could occur. There can be no assurance that additional financing will be available when needed or on terms acceptable to Panoramic. If adequate funds are not available, Panoramic could be required to delay development or commercialization of the PCM Software, to license to third parties the rights to commercialize certain products or technologies that Panoramic would otherwise seek to commercialize for itself or to reduce the marketing, customer support or other resources devoted to certain of its products, each of which could have a material adverse effect on Panoramic's business, financial condition and results of operations. See also "Management's Discussion and Analysis of Operating Results--Capital Resources and Liquidity."

WE HAVE A LIMITED OPERATING AND SALES HISTORY

      Panoramic has a limited history of operations that has consisted primarily of research and development, consulting and initial sales of STATpath. Panoramic has generated only limited revenues from sales of STATpath and does not have experience in manufacturing, selling or marketing its products in large, commercial quantities. In addition, the PCM Software has not gained significant market exposure or acceptance. Given the absence of clear market acceptance of our line of products, there can be no assurance that we will achieve projected market penetration rates and generate the sales revenues that we expect. See "Description of Business--History of PCM Software Development" and "Description of Business--Status of PCM Software Development."

WE OPERATE IN A HIGHLY COMPETITIVE MARKET

      The market for medical software products designed to standardize and consolidate clinical, financial, quality and administrative data for patients is very competitive, and Panoramic expects competition to increase. Panoramic's future success will depend in part on the ability to respond quickly to new reimbursement programs or levels, technological change and user preferences by developing high quality products that address the requirements of the post-acute healthcare market. Most of Panoramic's competitors and potential competitors have greater financial, research and development, manufacturing and sales, and marketing resources than Panoramic. In addition, some of Panoramic's competitors and potential competitors sell additional lines of products, and therefore can bundle products to offer higher discounts, rebates or other incentive programs to gain a competitive advantage. Panoramic's inability to compete effectively against existing or future competitors would have a material adverse effect on its business, financial condition and results of operations.

WE RELY ON KEY PERSONNEL

      Panoramic's future success depends in significant part upon the continued service of certain key technical and management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Key employees of Panoramic include William M. Hunter (President and Chief Executive Officer), Jill Flateland (Executive Vice President and Chief Operating Officer), and Byron Flateland (Chief Technical Officer) and Panoramic has entered into employment agreements with each of these three key personnel.

      The employment agreement with William Hunter extends from March 1, 1999 until February 28, 2000 and provides for a monthly salary of $10,000. The employment agreements with Jill Flateland and Byron Flateland both extend from January 1, 1999 until December 31, 2000 and each provides for a monthly salary of $8,133. The employment agreements with all three of these individuals include non-competition provisions that extend for twelve months following the employee's termination and non-disclosure provisions that extend indefinitely following the employee's termination.

      Competition for personnel is intense, and there can be no assurance that Panoramic can retain its key technical and managerial personnel or that it can attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The loss of key personnel, especially if without advance notice, or the inability to hire or retain qualified personnel, could have a material adverse effect upon Panoramic's business, financial condition and results of operations.

DEVELOPMENT OF OUR PRODUCTS DEPENDS ON SUFFICIENT MANPOWER

      Panoramic's development of its products has been restricted by financial and personnel resources. Without adding management and staff, some of Panoramic's development projects may not be completed in a timely manner. There is no assurance that qualified individuals will be hired in a timely manner. The relationship with M1 Software provides Panoramic access to a firm with technical resources. M1 Software, however, has many clients that offer it substantially more revenue than Panoramic and so its consistent attention to Panoramic's projects cannot be guaranteed.

A LARGE PROPORTION OF OUR HISTORICAL REVENUES COMES FROM ONE MAJOR CUSTOMER WHO IS NOT EXPECTED TO CONTINUE PURCHASING OUR PRODUCT

      Historically, Panoramic has marketed its products through distribution channels. The Center for Health Education has accounted for a significant portion of Panoramic's product sales and royalty revenue on the STATpath product. Sales to the Center for Health Education accounted for 53.6% of Panoramic's total revenues during 1998, and for 68.3% of Panoramic's total revenues during 1997. The Center for Health Education, however, does not market software and has phased out the STATpath product in 1999. The ability of Panoramic to secure new sources of revenues for new products remains an area of risk.

WE HAVE LIMITED SALES AND MARKETING EXPERIENCE

      Panoramic's proposed products have not been proven in a commercial environment and there is no assurance that it will be able to successfully build a distribution channel or market the products. Panoramic intends to sell the PCM Software in the United States to post-acute medical facilities through strategic partners, distributors, and through healthcare consulting organizations. Market acceptance of the PCM Software will also require Panoramic to demonstrate that the cost of its products is competitive with currently available alternatives.

WE MAY BE ADVERSELY AFFECTED BY YEAR 2000 COMPLIANCE ISSUES

      The Year 2000 ("Y2K") computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

      Panoramic's PCM Software product is being developed to be fully Year 2000 compliant, although the effectiveness of present efforts to address the Year 2000 issue cannot be assured. In addition, Panoramic has implemented programs designed to ensure that all software and hardware used in connection with the design of its PCM Software and the provision of services to its customers and suppliers and its internal operations will manage and manipulate data involving the transition of dates from 1999 to 2000 without functional or data abnormality. Panoramic has sought information from third parties, including their customers and suppliers, with respect to compliance with Year 2000 issues. If the present efforts to address the Year 2000 issue are unsuccessful, or if other third parties with which Panoramic conducts business do not successfully address the Year 2000 issue, the business and financial condition of Panoramic could be adversely affected.

PROTECTION OF OUR INTELLECTUAL PROPERTY IS LIMITED; RISK OF THIRD PARTY CLAIMS OF INFRINGEMENT

      The patent, trademark, copyright and trade secret positions of medical software companies, including those of Panoramic, are uncertain and involve complex legal and factual issues. The coverage sought in a patent application can be denied or significantly reduced before or after the patent is issued. Consequently, there can be no assurance that any patents from any future patent application will be issued, that the scope of the patent protection will exclude competitors or provide competitive advantages to Panoramic, that any of Panoramic's patents will be held valid if challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by Panoramic. In addition, there can be no assurance that competitors, many of which have substantial resources, will not obtain patents that will interfere with Panoramic's ability to make or sell its products. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to Panoramic, may also be necessary to enforce patent or other intellectual property rights of Panoramic or to determine the scope and validity of other parties' proprietary rights. There can be no assurance that Panoramic will have enough money to defend its patents, trademarks and copyrights from infringement or claims of invalidity.

      Panoramic also relies upon unpatented proprietary technology, and no assurance can be given that others will not develop similar technology gain access to or disclose Panoramic's proprietary technology, or that Panoramic can protect its rights in such unpatented proprietary technology. Panoramic's policy is to require each of its employees, consultants, investigators and advisors to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with Panoramic. These agreements generally provide that all inventions conceived by the individual during the term of the relationship shall be the exclusive property of Panoramic and shall be kept confidential and not be disclosed to third parties except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for Panoramic's proprietary information in the event of unauthorized use or disclosure of such information.

WE DO NOT HAVE EXPERIENCE IN MANUFACTURING OUR PRODUCTS IN LARGE QUANTITIES, AND CURRENTLY RELY ON A THIRD PARTY TO MANUFACTURE LIMITED QUANTITIES OF PRODUCTS

      Panoramic currently uses M1 Software to produce limited quantities of software products for sales. Panoramic has no experience manufacturing its products in the volumes or with the margins that will be necessary for Panoramic to achieve significant commercial sales, and there can be no assurance that Panoramic can establish high volume manufacturing capacity or, if established, that Panoramic will be able to manufacture its products in high volumes with commercially acceptable margins. While Panoramic believes that its current relationship with M1 Software will be adequate to support its commercial manufacturing activities in the near term, Panoramic may be required to expand its manufacturing facilities to commence large-scale manufacturing. Panoramic's inability to successfully manufacture or commercialize its devices in a timely matter could have a material adverse effect on Panoramic's business, financial condition and results of operations.

TO SUCCESSFULLY MARKET OUR PRODUCTS, WE MUST DEVELOP STRATEGIC AND DISTRIBUTOR RELATIONSHIPS

      Panoramic's future success will depend, in part, on its ability to enter into and successfully develop strategic relationships and distributor relationships with other parties with respect to the marketing and distribution of its products. The success of Panoramic's relationship with future strategic or distributor relationships will depend on the other parties' interests in the specific products involved and their willingness and ability to perform the role contemplated by Panoramic. Panoramic may have limited or no control over the resources that any particular strategic party or distributor devotes to its relationship with Panoramic. Moreover, there can be no assurance that Panoramic will be successful in locating qualified parties with whom to enter into additional strategic or distributor relationships or that any such relationships can be maintained or will ultimately beneficial to Panoramic. In the event Panoramic does not successfully develop additional relationships, Panoramic's business, financial condition and results of operations would be materially adversely affected.

WE MUST DEVELOP AND SELL NEW PRODUCTS IN ORDER TO KEEP UP WITH TECHNOLOGICAL CHANGES

      The medical software industry is characterized by rapid and significant technological change. Many software applications have a life cycle of under twelve months. Panoramic's future success will depend in large part on Panoramic's ability to continue to respond to such changes. There can be no assurance that Panoramic will be able to respond to such changes or that new or improved competing products will not be developed that render the PCM Software non-competitive. Product research and development will require substantial expenditures and will be subject to inherent risks and there can be no assurance that Panoramic will be successful in developing or improving products that have the characteristics necessary to effectively meet the needs of the post-acute segment of the managed care market, or that any new products introduced will be successfully commercialized. Panoramic's products may face competition from, or be rendered obsolete by, new products that have yet to be launched.

WE DO NOT HAVE PRODUCT LIABILITY INSURANCE

      Panoramic's business involves the risk of product liability claims. Although Panoramic has not experienced any product liability claims to date, any such claims could have a material adverse effect on Panoramic. Panoramic does not have product liability insurance. If Panoramic were to determine that such insurance was necessary or desirable, there can be no assurance that it would be available on commercially acceptable terms, or at all. Furthermore, even if Panoramic obtains product liability insurance, there can be no assurance that it would prove adequate or that a product liability claim, insured or uninsured, would not have a material adverse effect on Panoramic's business, financial condition, and results of operations. Even if a product liability claim is not successful, the time and expense of defending against such a claim may adversely affect Panoramic's business, financial condition and results of operations.

MANAGEMENT WILL HAVE DISCRETION TO ALLOCATE THE OFFERING PROCEEDS

      Of the approximately $1.0 million net proceeds (approximately $817,500 after estimated offering costs) from the offering, 100% of the funds will be used by Panoramic to fund day-to-day operations. Panoramic forecasts that expenses for the 1999 fiscal year will be approximately $2,764,336 million, and the proceeds of the offering will be used to bridge cash flow until net operating profits can fund Panoramic's operations. See "--We Cannot Be Sure That Sufficient Capital Will Be Available to Cover Necessary Expenses." Panoramic expects to raise additional capital in the first quarter of 2000. If sales of Panoramic are not successful, they could adversely affect Panoramic's business, financial condition and results of operations. In addition, the amounts allocated for specific uses may vary significantly depending on numerous factors, including the progress of Panoramic's clinical trials and actions relating to regulatory matters, and the costs and timing of expansion of sales and marketing and manufacturing activities.

OUR STOCK HAS NEVER BEEN PUBLICLY TRADED; POSSIBLE VOLATILITY OF STOCK

      There has been no public market for Panoramic's common stock, and there can be no assurance that an active trading market will develop and be sustained upon the completion of the offering, or that the market price of the shares will not decline below the initial public offering price. The market prices for securities of healthcare software companies have historically been highly volatile. Announcements of technological innovations or new products by Panoramic or its competitors, developments concerning proprietary rights, including patents and litigation matters, and changes in financial estimates by securities analysts or failure of Panoramic to meet such estimates and other factors may have a significant impact on the market price of the shares. In addition, Panoramic believes that fluctuations in its operating results may cause the market price of its shares to fluctuate, perhaps substantially.

INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION AND MAY EXPERIENCE FURTHER DILUTION

      The initial public offering price of the common stock in this offering will be substantially higher than the net tangible bookvalue per share of the common stock immediately after this offering. Therefore, if you purchase shares of common stock in this offering, you will incur immediate and substantial dilution of $0.71 per share in the net tangible bookvalue per share of common stock from the price you paid, assuming an initial public offering price of $1.00 per share. See "Dilution."

WE HAVE NEVER PAID DIVIDENDS AND DO NOT ANTICIPATE PAYING DIVIDENDS IN THE
FUTURE

      Panoramic has not paid dividends in the past and does not anticipate paying dividends in the near future. Panoramic expects to retain its earnings to finance further growth and, when appropriate, retire debt.

THE PUBLIC OFFERING PRICE WAS DETERMINED THROUGH NEGOTIATIONS AND MAY NOT BE RELATED TO THEIR VALUE

      The initial public offering price of Panoramic's common stock on the Vancouver Stock Exchange of $1.00 per share was arrived at arbitrarily by negotiation between Panoramic and Canaccord, and represents their independent assessment of the value of the shares being offered. As such, the initial public offering price is not necessarily related to Panoramic's net worth or any other established criteria of value and may not bear any relationship to the market price of the shares following the completion of the offering.

THE UNITED STATES PENNY STOCK RULES MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES

      Because shares of Panoramic common stock will not be quoted on a national securities exchange in the United States, the shares will be subject to rules adopted by the U.S. Securities and Exchange Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Such rules require that, prior to effecting any transaction in a penny stock, a broker or dealer must give the customer a risk disclosure document that describes various risks associated with an investment in penny stocks, as well as various costs and fees associated with such an investment. It is possible that some brokers may be unwilling to engage in transactions in shares of Panoramic common stock because of these added disclosure requirements, which would make it more difficult for a purchaser in this offering to sell their shares.

                                    DILUTION

      The following sets forth the dilution per share (as at March 31, 1999) after giving effect to this offering:

--------------------------------------------------------------------------------
Effective price of Common Shares offered hereunder:                      $1.00
Net tangible book value before the offering:(1)               $0.06
Increase in net tangible book value attributable to
   the offering:                                              $0.17
Net tangible book value after the offering:                   $0.23      $0.23
Dilution to investor:                                                    $0.77
Dilution to investor (as a percentage):                                    77%
--------------------------------------------------------------------------------

(1) This table gives effect to the issuance of an aggregate of 100,000 shares of common stock on April 6, 1999 and May 4, 1999, and the exercise of a warrant by Bolder Venture Partners to purchase 200,000 shares of common stock at $.25 per share on May 1, 1999.

      Panoramic issued 1,000 shares to Byron and Jill Flateland upon incorporation for cash consideration of $1,000. These shares were subject to a 2,000:1 share split effective December 4, 1998, yielding an effective price per share of $0.0005. On December 22, 1998, Panoramic issued 40,000 shares to Kent Nuzum at a price per share of $.050.

      These are currently outstanding stock options pursuant to which 465,000 shares may be issued in the future and warrants pursuant to which 375,000 shares may be issued at $1.00 per share. If all such options and warrants are exercised after completion of the offering, then there would be a total of approximately 5,880,000 shares issued and outstanding.

                                 USE OF PROCEEDS

      The gross proceeds from this offering will be $1,100,000 (assuming the over-allotment option is not exercised). From these proceeds, Panoramic will pay an aggregate commission of $82,500 to Canaccord. After deducting the commission and prior to expenses of the offering, the net proceeds from this offering will be $1,017,500. Panoramic's working capital deficit, as of April 30, 1999, was approximately $116,472. The net proceeds from the offering plus the working capital totals approximately $901,028 (the "Funds Available") which will be used as follows:


Funds Available:                                         $  901,028
                                                         ==========
Proposed Uses:
  Costs of this Offering:
   Legal Fees                                            $  120,000
   Accounting Fees                                       $   18,000
   Registration Fees                                     $    2,000
   Listing Fees                                          $    3,000
   Transfer Agent Fees                                   $    2,000
   Printing                                              $    5,000
  Sales and Distribution Channel Development(1):         $  251,250
  Capital Equipment Purchases and Establishment
  Permanent Office Facilities(1):                        $   75,000
  Management and Staff Recruitment and Hiring:
   Management:                                           $   80,000
   Sales and Marketing:                                  $  140,000
  Product Development(1):                                $  152,000
  Working Capital to Fund Ongoing Operations(2)(3):      $   52,778
                                                         ----------
                                                         $  901,028
                                                         ==========

(1) Expenditures for sales and distribution channel development, capital equipment purchases and product development are expected to occur over 12 months following the Listing Date.

(2) During this period any proceeds from the exercise of warrants or of stock options and any proceeds generated from internal cash flow will be added to working capital.

(3) Including salaries not provided for under "Management and Staff Recruitment and Hiring" and $35,000 in annual rent.

      Panoramic will spend the funds available to it upon completion of this offering to further Panoramic's business objectives set out in "Description of Business."

      The use of proceeds described above represents Panoramic's best estimate of its allocation of the Funds Available based upon the current state of its business operations, its current plans and current economic and industry conditions. There may be circumstances where, for sound business reasons, a reallocation of funds may be necessary in order for Panoramic to achieve its business objectives.

      If Canaccord exercises its option to solicit and accept subscriptions for up to 165,000 additional shares at a price of $1.00 per share, Panoramic will receive additional gross proceeds of up to $165,000 and pay an aggregate commission of up to $12,375 to Canaccord. If the over-allotment option is exercised, the net proceeds from the sale of those shares, after deducting the commission payable in respect thereof, will be added to Panoramic's working capital. If Canaccord exercises its warrant to purchase up to 165,000 shares at a price of $1.00 per share, Panoramic will receive additional proceeds of up to $165,000 if exercised at any time up to one year from the listing date and thereafter up to $189,750 if exercised at any time up to that date which is two years after the listing date. If Canaccord exercises the warrant, the proceeds will also be added to Panoramic's working capital.

                            DESCRIPTION OF PANORAMIC

      Panoramic was incorporated under the laws of the State of Colorado on September 4, 1990 under the name "FreeStyle Publications, Inc." Panoramic changed its name from "FreeStyle Publications, Inc." to "Panoramic Care Manager, Inc.," effective as of December 8, 1998. On April 27, 1999, Panoramic was reincorporated under the laws of the State of Delaware and the name was changed to Panoramic Care Systems, Inc.

      Panoramic's principal office is located at 5181 Ward Road, Wheat Ridge, Colorado 80033. Panoramic's registered agent is located at 11350 West 72nd Place, Arvada, Colorado 80005. Panoramic has no subsidiaries.

INTRODUCTION AND BUSINESS HISTORY

      Initially, Panoramic's focus was on the provision of educational materials for a variety of facilities and institutions within the healthcare industry. More specifically, Panoramic developed and marketed educational materials for critical care health providers.

      In 1991, Panoramic began the development of a set of paper-based patient management tools under the name STATpath. STATpath is currently comprised of 32 binder-size printed volumes that cover 364 medical diagnoses and are based on 220 standards of practice. Panoramic's STATpath procedures take standard diagnoses and apply a critical path analysis to assure the right treatment is given at the right time to the right patient. STATpath "pathways" outline the specific treatments and procedures that should be followed given a particular diagnosis for each patient. Unlike traditional approaches, where a medical diagnosis is the basis of the pathway to be followed, Panoramic has developed a methodology and process--through computerization of STATpath components--where individual patient signs and symptoms trigger a treatment plan (often referred to as "interventions")--are the primary basis of determining the pathway to follow. This patient-driven clinical path approach was unique to STATpath. The same concept is being used in the development of the PCM Software. The STATpath product line is presently available in printed copy or on CD-ROM.

PRODUCT LINE AND SERVICES

Health Design Consultants

      Following the market acceptance of the STATpath printed material, (over 500 copies of STATpath have been issued to date), Panoramic developed a consulting practice to assist customers in implementing the STATpath methodology. This practice resulted in the management of Panoramic providing consulting services under the business name "Health Design Consultants," which became a service mark of Panoramic on August 12, 1997.

      There are over 500 healthcare facilities using STATpath, many of which requested computerization of the product.

PCM Software

      In 1997, Panoramic's management realized that the STATpath paper-based product was reaching the peak of its commercial life cycle. Recognizing that the information could be more easily accessed on a computer system, Panoramic began developing a personal computer-based software application, the PCM Software, using the large amount of procedural and practice data developed within STATpath. The focus of the PCM Software was a personal computer-based software application that initially could be used by post-acute healthcare providers such as those working in nursing homes.

      The PCM Software is aimed, in part, at providing medical professionals with automated patient management tools. In this regard, the PCM Software is meant to assist these users in quickly, efficiently and accurately identifying, estimating and managing direct and indirect costs related to the provision of patient care services in North American extended healthcare facilities. During 1999, Panoramic is targeting the PCM Software at post-acute healthcare providers. Over the medium to long-term, Panoramic wants to create additional software applications in the patient management area (referred to as disease management) as well as in the home health marketplace.

      Panoramic has been developing PCM Software with the aim of: (i) automating access to all pertinent guidelines; (ii) providing standardized guidance as to when and where to most appropriately deliver each service a patient requires; and (iii) automating the documentation to assure timely reimbursement and compliance.

      Panoramic is attempting to achieve four goals with PCM Software:

      1. Minimize costs by effectively managing the clinical services delivered;

      2. Reduce the administrative time associated with regulatory and guideline compliance;

      3. Provide users with the ability to accurately diagnose and track services delivered to assist in delivering adequate quality of care, efficiently; and

      4.   Enable the sharing of information between care-giving facilities.

HISTORY OF PCM SOFTWARE DEVELOPMENT

      Development of the PCM Software initially began in 1997. In August of 1998, Panoramic began beta testing the screening modules of the PCM Software at Alpine Living Center in Thornton, Colorado. In November of 1998, Panoramic also began beta testing its post-acute module for skilled nursing facilities at Crestmount North in Lakewood, Ohio. Testing continues at Crestmont North with data being gathered regarding functionality and usability.

      In order to complete the development of the first commercial release of the PCM Software for the second quarter of 1999, Panoramic has entered into a letter of engagement with M1 Software, Inc. of Santa Monica, California. M1 has been retained by Panoramic to test and debug the initial version of the PCM Software as well as undertake all of the technical work necessary to create the next version of the PCM Software and the additional planned software applications. This work will be done under the guidance and direction of Panoramic.

STATUS OF PCM SOFTWARE DEVELOPMENT

      Panoramic released the product, "Panoramic Care - Post Acute Manager," in the second quarter of 1999 and plans to release its second product, "PCM for Disease Management," in the fourth quarter of 2000.

      The PCM Software has been developed from approximately 50 software libraries (libraries are a collection of tables or clinical data files such as a list of lab tests, medical diagnoses, billing codes, nursing care interventions, patient education, etc.). Panoramic's definition of its database elements and objects is referred to by management as the PCM Software's "Clinical Information Infrastructure" ("CII").

      To create the CII, Panoramic has used standard computer and software development tools in defining the appropriate interrelationships among the various data elements. This work involved approximately eight years of development. Approximately 400 healthcare professionals (comprised of physicians, nurses, therapists, social workers, dieticians, pharmacists, and radiology and lab technicians) were consulted in compiling the STATpath and CII, which means that the PCM Software has been constructed upon a broad base of extensive data, information, procedures and, most importantly, the interrelationships between all of these elements. For example, one of the principal libraries of information itself contains 533 medical diagnoses, and elements of many of the CII libraries are each linked to one or more of these diagnoses.

      Other PCM Software libraries include financial components such as billing codes for diagnoses, billing codes for treatments, billing codes for medications and prescreening calculators.

      Clinical libraries include medications, interventions for eight different disciplines, patient education, consults, diagnostic studies, diets, and treatments. Administrative libraries include follow-up questions for patients, discharge planning, and transfer, discharge and referral criteria.

      Quality libraries include variance tracking, expected outcomes for each acuity level, safety issues and national quality indicators.

      The PCM Software has been designed to interrelate so that the various software libraries can be linked and a large number of relationships can be established based on different care situations and markets. Panoramic plans for PCM Software to be used on stand-alone workstations, intranets and over the Internet.

      Version 1.0 of PCM is designed for one facility to use the software. Panoramic plans to broaden the type of development for version two of its PCM Software by having M1 Software use Microsoft Corporation's Visual Basic 6.0(TM), "middle ware" technologies such as Microsoft Transaction Service, DCOM & COM and Microsoft Corporation's SQL Server 7.0(TM). This will allow the software to be shared between facilities. A client server can be located at corporate headquarters and several nursing homes can access the program.

PCM SOFTWARE PRODUCT LINE

      Panoramic proposes to develop a number of software products that address the requirements of different sectors of the post-acute market. Panoramic's initial development projects are described below.

Panoramic Care - Post Acute Manager

      Panoramic Care - Post Acute Manager ("PC-PaM") has been undergoing beta testing since mid 1998. M1 software will be responsible for completing the development of this product under the guidance and direction of the management of Panoramic. The core functions of PC-PaM are described below:

      o PC-PaM meets Health Care Finance Administration (the US Government agency responsible for administering Medicare) requirements for assessing a long term care patient's ability to function and perform activities of daily living. Under the U.S. federal government's new balanced budget, a Prospective Payment System initiative began to be phased in on July 1, 1998 for skilled nursing facilities. The Prospective Payment System means that skilled nursing facilities will receive a fixed amount of payment for their services provided to a patient. This fundamental change means that cost estimating of patients at the start of their stay is becoming critical as the Prospective Payment System is phased in over the next 60 months. Not only does PC-PaM estimate the cost of care, but it also estimates reimbursement rates. An integral part of estimating reimbursement rates is the ability of facilities to properly complete the Minimum Data Set, which is a standardized assessment tool required by the Health Care Finance Administration. A Minimum Data Set assessment must be completed at admission and at various times throughout a resident's stay. The PCM Software includes the major components of the MDS form and provides an admission assessment. Caregivers using the PCM Software need only collect the required information once. The software application automates the patient's plan of care (clinical pathway) and documents the initial patient assessment and treatment delivered, and transmits the Minimum Data Set for each patient.

      o PC-PaM has a built-in form and reimbursement calculator so that care managers are able to determine the exact amount of reimbursement that can be expected for each patient during a specified time frame. The care manager can now better understand the probable financial results of admitting a patient which allows the care manager to more quickly and accurately determine whether to accept such a patient. PC-PaM calculates the estimated cost of care to be delivered and compares the cost to the reimbursement rate calculated.

      o PC-PaM automatically creates an interdisciplinary plan of care (referred to many healthcare professionals as the "clinical path"). Upon identification of a key patient problem, the PCM Software automatically proposes to the care giver a plan of care that is customized for the patient.

      o PC-PaM documents all services delivered by each discipline and lists expected outcomes. Upon developing the clinical path, the PCM Software enables clinical staff members to check off the services as they are given and completed. The PCM software also creates a list of expected outcomes for each day in order to assist in assessing the patient's actual medical progress.

      The prototype was tested by Crestmont North, a skilled nursing facility in Lakewood, Ohio. All beta testing was successfully completed and Crestmont North is now scheduled to be the first installation of the finished product.

PCM for Disease Management

      A beta prototype of this PCM Software product has been developed by Panoramic. The core functions of PCM for Disease Management are described below:

      o PCM for Disease Management software provides tools and staging criteria based on each patient's assessment. This allows care to be individualized for each patient. The patient's symptoms trigger expected key problems and the software gauges the severity of each problem according to certain defined criteria.

      o The PCM for Disease Management software assists in automating patient follow-up by creating and managing a schedule of patients due for follow-up. During telephone interviews, the PCM for Disease Management software provides a list of questions to ask the patient, based upon the patient's key problems and stages, and collects the information the patient provides. Based upon the answers received, the PCM for Disease Management software is able to produce a list of interventions or an additional set of questions to help the interviewer assess severity. The PCM for Disease Management software's questions and responses are built from medical and procedural tools frequently used in emergency departments. Three levels of referrals are built from each of the four algorithms for each disease process.

      o The PCM for Disease Management software contains more than 200 patient education topics that can be provided directly to the patient.

MARKET

      As a result of the Balanced Budget Act of 1997, growth in Medicare spending between 1998 and 2002 is expected to slow. Under the Balanced Budget Act, effective July 1, 1998, a Medicare Prospective Payment System and a new, more complex, billing system was introduced to skilled nursing facilities in the United States, resulting in a shift in the way skilled nursing facilities operate and how payments would be made for post-acute healthcare facilities.

      Effective with cost reporting periods beginning on or after July 1, 1998, post-acute healthcare facilities will no longer be paid on a reasonable cost basis, but rather on a Prospective Payment System. The Prospective Payment System payment rates will be implemented on a per diem basis, and will cover all costs related to the services and treatment provided. Recognizing this as an unmet need in a market segment that Panoramic had already established a presence in with the STATpath product line, Panoramic embarked on a path to develop a software system that would satisfy that unmet need.

      Reimbursement under Medicare is now determined by multiplying the case weight associated with the area by an average standardized per-case payment rate. The payment rate is set by the Medicare program and is modified according to the geographic location, urban or rural setting, and prevailing labor costs of a hospital. Case weight represents the average costs of patients in an area relative to the average costs of patients in all areas. By basing reimbursement on utilization patterns, the Medicare program hopes to give hospitals a financial incentive to use fewer resources.

      Panoramic estimates that the total potential market in the United States for PCM Software is in excess of $1,800,000,000 calculated as follows:

                                   Number of       Average         Total
                                   Facilities   Sale/Facility  Potential Sale
                                   ----------   -------------  --------------
     Sub-acute ................       6,000        $ 22,500    $  132,000,000
     Nursing Homes ............      17,600        $ 22,500    $  387,200,000
     Disease Management .......      26,750        $ 50,000    $1,337,500,000
     TOTAL ....................                                $1,856,700,000

Source: "Official National Nursing Home Industry Directory," "Hospital's Blue Book" and "Home Health Industry Directory" published by Billian's HealthDATA Group, Atlanta, Georgia.

HEALTHCARE INDUSTRY

      Over the past five years, the healthcare industry in the U.S. has seen a trend towards cost cutting and consolidation. This trend has created opportunities for information technology firms to provide hospitals and other health care providers with software and computer systems that improve operating efficiency. In addition to the cost cutting and consolidation trend, the healthcare industry has seen a move towards managed care, forcing healthcare providers to minimize costs while improving the quality of care in an effort to decrease follow-up visits.

      The focus of medical software companies has been: identification of problems to reduce severity; insurance coverage tracking; processing of referrals to laboratories and specialists; creating paperless medical records; and submitting bills electronically.

Table No. 1 (below) outlines the Hospitals and Post-acute Units Status Under The Prospective Payment System:


                                   TABLE NO. 1

HOSPITAL AND POST-ACUTE STATUS UNDER THE PROSPECTIVE PAYMENT SYSTEM
Total hospitals......................................................   6,345
HOSPITALS UNDER PPS..................................................   5,233
Hospitals receiving special consideration............................     800
Regional referral centers............................................     129
Sole community hospitals.............................................     671
NON-PPS HOSPITALS....................................................   1,112
Categorically exempt.................................................   1,049
Psychiatric..........................................................     675
All other non short-stay.............................................     374
Short-stay hospitals in waiver states or demonstrations..............      50
Short-stay hospitals in outlying areas...............................       4
Cancer hospitals.....................................................       9
TOTAL EXCLUDED UNITS.................................................   2,257
Psychiatric..........................................................   1,426
Rehabilitation.......................................................     831

Source: Health Care Finance Administration Online Survey, Certification and Report, Winter 1997, Volume 19, Number 2.

      In the United States, total spending for health care is projected to increase from $1.0 trillion in 1996 to $2.1 trillion in 2007, averaging annual increases of 6.8%. Over this period, health spending as a share of gross domestic product ("GDP") is estimated to increase from 13.6% to 16.6%. (Projections reported in "The Next Ten Years of Health Spending: What Does the Future Hold?" published in the September/October 1998 issue of Health Affairs. The projections were produced by the Health Care Financing Administration's Office of the Actuary).

      National health spending growth is expected to accelerate beginning in 1998, growing at an average annual rate of 6.5% between 1998 and 2001. This compares to 5.0% average annual growth from 1993-1996. Source: Health Spending:
The Next Decade, September/October 1996, p. 264.

      Real per capita public sector health spending growth is expected to decelerate between 1998 and 2002, primarily as a result of the Balanced Budget Act and its effect on Medicare. The introduction of prospective payment systems for different services and cutbacks in payment formulas are expected to slow the rate of increase in Medicare expenditures. However, growth in Medicare managed care enrollment as a result of the Balanced Budget Act is not expected to reduce growth in overall Medicare spending.

      Patterns of growth will differ substantially across types of services. While all health providers will be affected by rising costs, hospitals are expected to continue to face relatively slow growth in labor compensation as downsizing in this sector continues. Hospital growth is projected to lag increasingly behind growth in drugs and physician and other professional services as the trend away from the inpatient setting towards ambulatory care settings is reinforced by the movement of Medicare beneficiaries into managed care. The management of Panoramic believes that the rapid rise in outpatient hospital services will increase as the potential for further substitution for inpatient services declines.

Medical Software

      Dorenforest & Associates of Chicago, Illinois, a health care information system consulting company, estimated the U.S. healthcare information services market to be $13.6 billion in 1997, growing at an average annual rate of 16% from a level of $7.5 billion in 1993. Meta Group Inc., a market research firm based in Stamford, Connecticut predicts that medical software will see 15% to 20% annual 24 growth. According to Meta Group Inc., healthcare providers spend on average 1.5% to 2% of their operational budgets on information technology. A recent study by Deloitte & Touche estimated that the healthcare industry spends $2,800 per year per employee on information technology in comparison with $5,700 by retailers and $10,400 by banks. Source: Everett Dorenforest, 1997 HIMMS Conference, 1997 (Los Angeles, California).

MARKETING PLAN AND STRATEGIES

      Panoramic plans to market the PCM Software product line primarily through strategic alliances with pharmaceutical organizations, practice management companies and consulting firms. Panoramic will also market its products in the U.S. directly to national and regional chains that operate a number of health care facilities. Panoramic's sales and marketing staff will be comprised of a number of individuals with clinical, technical, and financial backgrounds in order to assess aspects of a potential client's decision-making process.

      Panoramic will focus its PCM Disease Management marketing efforts on managed care organizations, independent physician associations and physician practice management companies.

      Initially Panoramic plans to market its products through indirect channels (including large pharmaceutical organizations) and direct contact by sales representatives with management, consulting and professional organizations. Panoramic will support its direct sales professionals with marketing support employees specializing in the clinical, technical, and financial aspects of PCM Software application.

      Panoramic will also attempt to generate brand awareness through attendance at key health industry trade shows and through offering educational seminars on various topics related to using clinical, financial and administrative information in the post-acute healthcare industry.

BUSINESS OBJECTIVES AND MILESTONES

1. Panoramic has released a commercial version of Panoramic Care - Post Acute Manager in the second quarter of 1999 and plans to complete and release a pilot version of PCM for Disease Management by the fourth quarter of 2000. In order to attain these objectives, the following milestones will have to occur:

      o complete testing and debugging of the Panoramic Care - Post Acute Manager and release a commercial version in the second quarter of 1999 at an estimated cost of $52,000; and

      o complete the initial development of PCM for Disease Management to the pilot testing stage in the fourth quarter of 2000 at an estimated cost (including cost of medical consultant to be retained) of $178,000.

      The total estimated cost for these expenditures is $230,000 and is accounted for as part of Panoramic's proposed Product Development expenses, as set out below. This cost has been allocated from the proceeds of this offering. See "Use of Proceeds--Product Development."

2. Panoramic intends to develop a sales and marketing structure that it expects will assist in the development of marketing channels and result in increased sales. In order to attain this objective, the following milestones will have to occur:

      o select independent distributor groups to represent Panoramic's PCM Software products in Colorado, Wyoming, New Mexico and Arizona;

      o select one pharmacy based distributor group to represent Panoramic's PCM Software products;

      o select one consultant group to represent Panoramic's PCM Software products in Ohio, Pennsylvania, Michigan add Illinois;

      o produce multi-media materials to be used by sales representatives, distributors and customers; and

      o implement remaining elements of the marketing plan including editorial articles, press releases and speaking engagements.

      The total estimated cost for these expenditures is $326,250 and is accounted for as part of Panoramic's proposed Sales and Marketing expenses, as set out below. This cost has been allocated from the proceeds of this offering. See "Use of Proceeds: Sales and Distribution Channel Development."

3. Panoramic proposes to increase its internal sales and marketing staff, to be comprised of individuals with clinical, technical and financial backgrounds, in order to allow Panoramic to begin the process of creating strategic alliances with potential customers and resellers. In order to achieve this objective, the following milestones will have to occur:

      o hire and train one technical support representative in the third quarter of 1999; and

      o hire and train one clinical support representative in the third quarter of 1999.

      The total estimated annual cost for these expenditures (including recruitment costs and annual salaries) is $170,000 and is accounted for as part of Panoramic's proposed Sales and Marketing Expenses, as set out below. This cost has been allocated from the proceeds of this offering. See "Use of Proceeds: Management and Staff Recruitment and Hiring--Sales and Marketing."

4. Panoramic intends to improve management depth by hiring management with experience managing publicly listed companies. In order to achieve this objective, Panoramic will have to hire a Vice President/Chief Financial Officer in the third quarter of 1999.

            The total estimated cost for this expenditure is $80,000 and is accounted for as part of Panoramic's proposed General and Administrative expenses, as set out below. This cost has been allocated from the proceeds of this offering. See "Use of Proceeds:
      Management and Staff Recruitment and Hiring--Management."

5. Panoramic has recently entered into a lease for a 2,856 square foot facility in Wheat Ridge, Colorado which it proposes to use to establish a permanent operations office. The lease terminates on September 15, 2000 with an option to renew for one year. Panoramic believes that this facility is adequate to meet its current and reasonably anticipated future requirements. In order to prepare the facility for the projected growth and increase in staffing, Panoramic will have to acquire computers and office equipment for these facilities.

            The total estimated cost for these expenditures is $83,000 and is accounted for as part of Panoramic's proposed General and Administrative expenses, as set out below. This cost has been allocated from the proceeds of this offering. See "Use of Proceeds: Capital Equipment Purchases and Establishment of Permanent Office Facilities."

      The proposed first year expenses associated with Panoramic's general and administrative, sales and marketing and product development functions generally, including, but not limited to, the Business Objectives and Milestones described above, are as follows:

                    General and Administrative     $   659,256
                    Sales and Marketing            $ 1,318,080
                    Product Development            $   787,000
                    Total:                         $ 2,764,336

      These proposed expenditures exceed the Funds Available. There is no assurance that Panoramic will be able to generate the sales necessary to produce the cash flow which is required to cover the expense for any projects which are not proposed to be funded by the proceeds of this offering. If sales revenues are not generated as planned, Panoramic will be required to reduce its overhead expenses or to obtain additional funding by debt or equity financing. See "Risk Factors."

      Management anticipates that the total administrative, product development, and sales and marketing expenses that will be incurred in order to meet the foregoing objectives over the period referred to will be approximately $659,256, $787,000, and $1,318,080, respectively. These break down as follows:

ADMINISTRATIVE EXPENSES:

 Expense                               Monthly Cost in $  Twelve Month Cost in $
-----------------------------------    -----------------  ----------------------
 Management Salaries................         26,666             319,992
 Administrative Salaries............          5,000              60,000
 Payroll and Employment Taxes.......          4,272              51,264
 Consulting Fees - BVP..............          6,000              18,000(1)
 Rent...............................          3,500              42,000
 Telephone / Supplies...............          2,000              24,000
 Computer software / lease..........          6,000              72,000
 Travel.............................          6,000              72,000
 Total..............................         59,438             659,256

(1)  For consulting services in March, April, and May, 1999.

PRODUCT DEVELOPMENT EXPENSE:
 Expense                               Monthly Cost in $  Twelve Month Cost in $
-----------------------------------    -----------------  ----------------------
 Salaries...........................         17,917             215,000
 Payroll Taxes and Benefits.........          3,583              43,000
 Outside Software Development.......         38,417             461,000
 Travel.............................          5,667              68,000
 Total..............................                            787,000

SALES AND MARKETING EXPENSE:
 Expense                               Monthly Cost in $  Twelve Month Cost in $
-----------------------------------    -----------------  ----------------------
 Salaries...........................         16,917             203,000
 Payroll Taxes and Benefits.........          3,383              40,600
 Commissions........................         50,000             600,000
 Travel Expenses....................         13,965             167,580
 Office Expenses....................          1,408              16,900
 Advertising and Public Relations...         16,667             200,000
 Convention Expenses................          7,500              90,000
 Total..............................                          1,318,080


COMPETITION

      The software market outside of hospitals is highly fragmented. Many companies offer only a single product for a single task which forces organizations to purchase a variety of software solutions for financial, clinical, quality and administrative requirements. Panoramic's PCM Software integrates these requirements.

      At the beginning of 1998, most post-acute software was still available only for DOS or UNIX based computer operating systems, although some were converting to Microsoft Windows during 1998. Many small DOS-based companies are finding it prohibitively expensive to upgrade their customer base to a Windows-based product. None of the major software suppliers in the acute care arena have made a serious attempt to enter the post-acute market.

Skilled Nursing Facilities

      There are three major competitors in the skilled nursing industry:
QuickCare, Care Computer Systems and OmniCare.

      QUICKCARE. QuickCare is a Windows-based integrated clinical and financial software package and is privately owned with headquarters in Dallas. It was founded in 1992 and its first product was a DOS-based clinical system released in October, 1995. In 1996 QuickCare rewrote its package to become Window/NT-based and merged with a financial software company to provide services to long-term care facilities and assisted living centers. They have grown the business in four major locations - Dallas, TX; Cleveland, OH; Los Angeles, CA; and Tampa, FL. Their installed base is about 600 facilities.

      QuickCare provides the minimum requirements for the Prospective Payment System and builds the plan of care based on the patient's medical diagnosis. There is also a pre-screening tool for determining reimbursement, but it does not connect to the calculator system (used by the Prospective Payment System) so the amounts need to be manually coordinated. The plan of care includes a long-term goal for each problem identified but there is no progression of outcomes so variances for quality assurance are not easily tracked. There is no clinical path component to lay out day-to-day or week-by-week care and there is no quality component.

      CARE COMPUTER SYSTEMS. Care Computer Systems is a privately held company headquartered in Bellevue, WA. The Care Computer Systems product is designed for subacute, long-term and home health care. The product includes Prospective Payment System requirements, care plans for 33 disease categories, cost analysis with payroll, general ledger, accounts receivable, accounts payable and dietary management. Home health does not yet include the required OASIS, which is an assessment tool used by the Health Care Financing Administration to determine the functionality of Medicare patients that require home healthcare. Care Computer is in the process of converting the system from DOS to Windows NT. Care Computer has the largest market penetration with just over 3000 facilities using their product. (a 6.3% market penetration.)

      OMNICARE. OmniCare is the only publicly held company in the post-acute market. OmniCare is a leading provider of professional pharmacy and related consulting services for nursing homes, retirement centers and other institutions. Of the four products acquired by OmniCare, two are written in DOS, one in FoxPro and one in Visual Basic.

PATENTS, TRADEMARKS AND COPYRIGHTS

Copyrights

      Panoramic holds copyrights on various STATpath clinical path volumes filed with the United States Copyright Office on January 31, 1994, March 7, 1994, June 17, 1994 and July 22, 1994. Panoramic also holds registered copyrights on 26 audio cassette courses.

Service Marks

      Health Design Consultants became a service mark of Panoramic on August 12, 1997. The service number is 75-036,975 and the registration number is 2,088,282.

Trademarks

      STATpath is a non-registered trademark of Panoramic and has been in use since 1991. On March 2, 1998, Panoramic Care Manager was filed as a registered trademark of Panoramic, serial number 75/323044.

Patents

      Panoramic holds no patents, nor are any patents pending as of the date of this Prospectus. Panoramic's management has obtained a preliminary opinion of legal counsel that its PCM Software may be able to be patented. The degree and extent to which such a patent would be available is uncertain as of the date of this Prospectus. See "Risk Factors" located at pages 12 to 17.

Non-Disclosure Agreements

      Panoramic typically requires non-disclosure agreements with companies that are involved in reviewing or assisting with the development of the PCM Software. Panoramic is currently a party to a number of such non-disclosure agreements.

                                   MANAGEMENT

William M. Hunter

      Mr. Hunter, age 55, is the President, Chief Executive Officer and a director of Panoramic and is employed by Panoramic on a full time basis. Mr. Hunter has served Panoramic in this capacity since March 1, 1999.

      Mr. Hunter has over 28 years of experience in the healthcare industry, and has been a consultant to start-up ventures in the healthcare industry for the past two years. Prior to that he was the President and CEO of Gynecare, Inc. a company he took public on Nasdaq National Market through an initial public offering in 1995. Gynecare, Inc. was later sold to Johnson & Johnson. Before that, Mr. Hunter's positions have included: Director of Worldwide Marketing for the Valleylab Division of Pfizer, a medical device company located in Boulder, Colorado; International Marketing Manager for the Ohmeda Anesthesia Division of British Oxygen; and UK Sales Manager for the Technicare Division of Johnson & Johnson. Mr. Hunter holds a BS from Boston State College and an MBA from the University of Connecticut.

      On March 1, 1999, Panoramic and Mr. Hunter entered into an employment agreement that extends for a term of 12 months. Under the terms of the agreement, Panoramic is obligated to pay Mr. Hunter the sum of $10,000 per month. The agreement includes a non-competition provision that extends for 12 months following the termination of Mr. Hunter's employment with Panoramic. The agreement also includes non-disclosure provisions which extend indefinitely following the termination of Mr. Hunter's employment with Panoramic.

Jill Flateland

      Ms. Flateland, age 48, is the Executive Vice-President, Chief Operating Officer and a director of Panoramic and is employed by Panoramic on a full time basis. Ms. Flateland has served Panoramic in this capacity since March 1, 1999. From September 4, 1990 until March 1, 1999 Ms. Flateland was President and CEO.

      Prior to and co-incident with working with Panoramic, Ms. Flateland was with Columbia North Suburban Medical Centre, a health care facility in Thornton, Colorado, where she served as Director of Integrated Management for 3 years. Ms. Flateland also served as Supervisor of the Intensive Care Unit/ Critical Care Unit of Columbia North Suburban Medical Centre for two years from April 1990 to June 1992. Ms. Flateland holds a Bachelor of Science (Nursing) degree from the University of North Dakota in 1972 and an MBA degree from Regis University in 1986.

     On January 1, 1999, Panoramic and Ms. Flateland entered into an employment agreement that extends for a term of 12 months. Under the terms of the agreement, Panoramic is obligated to pay Ms. Flateland the sum of $8,133 per month. The agreement includes a non-competition provision that extends for 12 months following the termination of Ms. Flateland's employment with Panoramic. The agreement also includes non-disclosure provisions which extend indefinitely following the termination of Ms. Flateland's employment with Panoramic.

Byron Flateland

      Mr. Flateland, age 48, is the Secretary, Chief Technical Officer and a director of Panoramic and is employed by Panoramic on a full time basis. Mr. Flateland has served Panoramic in this capacity since June, 1995.

      Prior to joining Panoramic, Mr. Flateland was with InfoNow Corp., a computer software marketing company located in Denver, Colorado, where he served as Vice-President, Marketing for one year. Mr. Flateland has also been employed by Destron-Fearing Corp. an electronic identification company located in St. Paul, Minnesota, where he served as Director, Business Development for 5 years from May 1989 to November 1994.

      Mr. Flateland holds a BSEE (Bachelor of Science, Electrical Engineering) degree and an MSEE (Master of Science, Electrical Engineering) degree from the University of North Dakota in 1972 and 1973 respectively, an MBA degree from the University of North Colorado in 1978 and an MCIS degree from the University of Denver in 1994.

      On January 1, 1999, Panoramic and Mr. Flateland entered into an employment agreement that extends for a term of 12 months. Under the terms of the agreement, Panoramic is obligated to pay Mr. Flateland the sum of $8,133 per month. The agreement includes a non-competition provision that extends for 12 months following the termination of Mr. Flateland's employment with Panoramic. The agreement also includes non-disclosure provisions which extend indefinitely following the termination of Mr. Flateland's employment with Panoramic.

Scott Sanders

      Mr. Sanders, age 42, is Vice President, Marketing and Sales and is employed by Panoramic on a full time basis. Mr. Sanders has served Panoramic in this capacity since February, 1999.

      Prior to joining Panoramic, Mr. Sanders was with Boston Scientific Schneider/Namic, a diagnostic cardiology company located in Minneapolis, Minnesota, where he served as Director, Group Sales from 1997 to December 1998. Mr. Sanders has also been employed by Pfizer Valleylab, a medical device company located in Boulder, Colorado from 1990 to 1997, initially as Director of Marketing from 1990 to 1994, and as Manager of Corporate Sales from 1994 to 1997. Mr. Sanders holds a BA in Biology (Bachelor of Arts, Biology) from the University of Denver in 1978.

      On February 22, 1999, Panoramic and Mr. Sanders entered into an employment agreement that extends for a term of 12 months. Under the terms of the agreement, Panoramic is obligated to pay Mr. Sanders the sum of $7,500 per month. The agreement includes a non-competition provision that extends for 12 months following the termination of Mr. Sanders' employment with Panoramic. The agreement also includes non-disclosure provisions which extend indefinitely following the termination of Mr. Sanders' employment with Panoramic.

Kent Nuzum

      Mr. Nuzum, age 32, is the Chief Financial Officer of Panoramic and contracts his services to Panoramic on a part time basis. Mr. Nuzum devotes approximately 50% of his time to Panoramic, and has served Panoramic in this capacity since October 6, 1998.

      Mr. Nuzum has been employed by Bolder Venture Partners LLC since November 1, 1998. Bolder Venture Partners is a venture capital company and a consultant to Panoramic under a Consulting Agreement made December 7, 1998 and amended March 1, 1999. Mr. Nuzum was formerly employed by Daryl Yurek since January 1997. Mr. Nuzum was previously employed with Bank One as Assistant Vice-President, Commercial Loans, from August 1990 to January 1997. Mr. Nuzum holds a B.S. in Economics from Arizona State University in 1989 and is currently enrolled in the CIS - Masters program at the University of Denver.

      Mr. Nuzum has not entered into a non-competition or non-disclosure agreement with Panoramic.

PERSONNEL

      As of March 15, 1999, Panoramic had a total of 7 full-time employees, 1 part-time employee, and 3 part-time consultants. Of these, 2 employees and 1 consultant serve in a management and administration capacity, 2 employees and 1 consultant serve in a research and development capacity, 3 employees serve in a marketing and sales capacity and 1 consultant serves in a marketing capacity. These employees and consultants operate out of Panoramic's office facility or, in the case of consultants, the consultant's own office facilities.

      The initial management team has been hired, with the exception of the Chief Financial Officer. Panoramic expects to fill this position in the third quarter of 1999. Additional personnel will be added as and when circumstances warrant and profits or additional funding permits.

DEPENDENCY ON SUPPLIERS

      The computers and software that Panoramic utilizes to develop its software are widely available in the market place. Panoramic has the ability to obtain such goods from a wide range of prospective suppliers, depending upon pricing, delivery, quality assurance and related considerations.

DEPENDENCY UPON SPECIFIC CUSTOMERS

      Panoramic does not expect to enter into any supply relationship in the year subsequent to listing that would make it unusually dependent upon any one customer for future sales. Instead Panoramic anticipates that its customer base will consist of a diversified array of private sector businesses, primarily located in the United States. As Panoramic's market exposure increases and brand recognition grows, we expect that a still broader market base will be established.

OFFICES

      Until March 15, 1999 Panoramic operated from a home office facility owned by the founders of Panoramic, Jill Flateland and Byron Flateland. Panoramic currently leases 2,856 square feet of office space at 5181 Ward Road, Wheat Ridge, Colorado 80033.

                      MANAGEMENT DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read together with Panoramic's financial statements and accompanying notes included elsewhere in this Prospectus.

INTRODUCTION

      For the fiscal years ended December 31, 1996 to 1998 Panoramic's revenues have been received from sale of the STATpath product and from related consulting services. Royalty revenues represent royalties received from the sale of STATpath by Citation, a software company in Saint Louis, Missouri and the Center for Health Education, a non-profit organization. The Center for Health Education's Board of Directors consists of Jill Flateland and Byron Flateland. Royalties have represented 53.6%, 68.3% and 30.8% of total revenues for the fiscal years ended December 31, 1998 to 1996, respectively. For the year ended December 31, 1998 product royalties declined to over $27,000 as Panoramic focused its efforts on PCM Software product development as opposed to marketing.

      Over the three years ended December 31, 1998 Panoramic's revenues have decreased 63.5%. Revenues have decreased as Panoramic has focused primarily on PCM Software product development as the STATpath product has reached the peak of its commercial life cycle. Accordingly, consulting revenue has decreased from $92,305 in the year ended December 31, 1996 to $23,180 in the year ended December 31, 1998. Consulting revenues are principally derived from the services of Jill Flateland and Byron Flateland. Consulting revenues are almost entirely associated with implementing the STATpath method of care in an organization.

      Selling, general and administrative expenses, as a percentage of total revenue, have fluctuated significantly over the past three years. In fiscal year 1998, selling, general and administrative expenses, as a percentage of total revenue reached its highest point of 134.9% of total revenue as overall revenue growth slowed. In fiscal year 1997 selling, general and administrative expenses fell to 46.1% of total revenue from 88.2% of total revenue for the fiscal year 1996.

      Subsequent to the establishment of the technological feasibility in mid-1998, the Company capitalized software development costs of $75,000. All development costs incurred prior to this point have been charged to operations as incurred, as required by both U.S. and Canadian generally accepted accounting principles.

      For the year ended December 31, 1998, Panoramic completed on or near December 15, 1998 a series of private placements totaling $508,000 that was undertaken at $0.50 per share. The private placements were undertaken in order to provide the funds necessary to further PCM Software product development.

      Historically, Panoramic has operated with limited working capital, however, as of December 31, 1998, Panoramic had working capital of $449,522 due to a private placement of common stock in December 1998, which compared to working capital of $384 as of December 31, 1997. As of March 31, 1999, Panoramic's working capital was approximately $91,000.

QUARTER ENDED MARCH 31, 1999 COMPARED TO QUARTER ENDED MARCH 31, 1998

      Panoramic had no revenues for the quarter ended March 31, 1999 as the Company's efforts were focused on PCM Software product development and sales of the STATpath product were discontinued as of December 31, 1998.

      Panoramic earned interest income of $2,540 for the 1999 quarter from the invested proceeds of the private placement completed in late 1998 and early 1999.

      Total operating expenses for the 1999 quarter increased $107,143, or 183%, to $165,636 from $58,493 for the 1998 quarter. Salary expense did not change significantly as Panoramic's new employees were not added until late in the 1999 quarter. Management fees decreased from $6,100 in 1998 to $0 in 1999 as the management agreement was terminated effective December 31, 1998. Consulting fees increased to $22,076 for the 1999 quarter primarily due to the consulting agreement with Bolder Venture Partners which was entered into in late 1998. Panoramic incurred recruiting fees of $60,500 in the 1999 quarter connected to the hiring of three new executives. Other general and administrative expenses increased $29,540 to $31,933 for 1999 from $2,933 for 1998 due primarily to costs associated with Panoramic's new office space.

FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1997

      Royalty income for 1998 decreased $26,192, or 48.6%, to $27,613 from $53,805 for 1997. This decrease is due to decreased sales of STATpath and audio tape products by CHE as Panoramic focused more of its efforts on product development during 1998. Consulting fees for 1998 increased $3,576, or 18.2%, to $23,180 from $19,604 for 1997. This increase is primarily due to a contract with Life Source Services to assist in administrative and patient care practices with respect to Medicare reimbursement issues in 1998. Total revenues for 1998 decreased $27,256 or 34.6%, to $51,507 from $78,763 for 1997.

      Total operating expenses for 1998 increased $2,789, or 1.2%, to $238,824 from $236,035 for 1997. Salaries decreased by $74,222 due to the capitalization of $75,000 in salaries as software development costs in 1998. As described in
Note 4 to the financial statements, Panoramic records as a capital contribution the difference between the estimated value of services provided by its officers and the actual amounts paid to the officers. This capital contribution, which is a non-cash expense, amounted to $152,193 and $165,112 for 1998 and 1997, respectively. Management fees increased by $5,680, or 32.4%, to $23,180 for 1998 from $17,500 for 1997, primarily due to higher accounting costs related to the increased level of corporate activity in 1998. Panoramic incurred consulting fees of $61,650 in 1998 under a consulting agreement with Bolder Venture Partners. This amount includes a non-cash expense of $51,000 representing the fair value of warrants issued under the consulting agreement. Other general and administrative costs increased by $8,802, or 54.4%, to $24,995 for 1998 from $16,193 for 1997. This increase was primarily due to a $9,029 increase in travel costs related to product development and corporate development.

CAPITAL RESOURCES AND LIQUIDITY

      Panoramic has incurred capital losses since inception. In addition to having to rely upon cash generated from operations, Panoramic has had to rely upon the sale of equity securities for cash required for administration, research and development, capital improvements, sales and marketing programs and advertising, among other things.

      In preparation for the introduction of a new product line (PCM Software), Panoramic has entered into various commitments including an office lease, consulting agreement, and employment agreements. Furthermore, Panoramic has incurred significant expenses for software development, and sales of Panoramic's existing product line have essentially been discontinued. Panoramic believes that its resources, together with financings that it expects to complete (including the offering described in this Prospectus), and anticipated revenue from operations will be sufficient to meet Panoramic's financial requirements for the next year. If, however, cash flow is insufficient to cover cash expenditures, Panoramic will have to continue to rely upon equity and debt financing during such period. There can be no assurance that financing, whether debt or equity, will always be available to Panoramic in the amount required at any particular time or for any particular period or, if available, that it can be obtained on terms satisfactory to Panoramic. Other than as described under "Business Objectives and Milestones" and "Use of Proceeds," Panoramic does not have any commitments for material capital expenditures over either the near or long term and none are presently contemplated over normal operating requirements.

      Panoramic currently has 465,000 stock options and 375,000 warrants outstanding. All the options and warrants are exercisable at at least $1.00 per share. If all of the stock options and warrants are exercised, Panoramic would receive proceeds of $855,000. All of these funds would be available to Panoramic as working capital. See also "Options to Purchase and Agreements to Issue Securities."

YEAR 2000 PROBLEM

      The Year 2000 ("Y2K") computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

State of Readiness

      All Panoramic products and upgrades will be Y2K compliant. Panoramic, however, may be affected by Y2K issues related to non-compliant internal systems developed by third party vendors. Panoramic has reviewed its internal systems, including its accounting system, and have found them to be Y2K compliant. Panoramic is not currently aware of any Y2K problem relating to any of its internal, material systems. Panoramic does not believe that it has any material systems that contain embedded chips that are not Y2K compliant.

      Management believes that absent a systemic failure outside the control of Panoramic, such as a prolonged loss of electrical or telephone service, Y2K problems at third parties will not have a material impact on Panoramic. Panoramic has no contingency plan for systemic failures such as loss of electrical or telephone services. Panoramic's contingency plain in the event of a non-systemic failure is to establish relationships with alternative suppliers or vendors to replace failed suppliers or vendors. Panoramic has no other contingency plans or intention to create other contingency plans.

Cost Associated With Y2K Compliance

      Panoramic does not separately track expenditures relating to Y2K compliance. Such expenditures are primarily absorbed within the product development organization. Based on its overall development expenditure and the amount of time people in the organization are spending on Y2K compliance, Panoramic believes that its spending on compliance to date has not been material.

      Any failure of Panoramic to make its products Y2K compliant could result in a decrease in sales of its products, an increase in allocation of resources to address Y2K problems of its customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by Panoramic's customers due to such year 2000 problems. Failure of Panoramic's internal systems could temporarily prevent it from processing orders, issuing invoices, and developing products, and could require is to devote significant resources to correcting such problems. To Panoramic's knowledge, however, the internal accounting systems have attested by the suppliers as Y2K compliant. Due to the general uncertainty inherent in the Y2K computer problem, resulting from the uncertainty of the Y2K readiness of third party suppliers and vendors, Panoramic is unable to determine at this time whether the consequences of Y2K failures will have a material impact on its business, results of operations, and financial condition.

                            DESCRIPTION OF SECURITIES

STOCK CAPITAL

      The authorized capital stock of Panoramic consists of 50,000,000 common shares of common stock with a par value of $0.001 per share. There are approximately 47 holders of Panoramic common stock and as of the date of this Prospectus, Panoramic had a total of 3,500,000 shares issued and outstanding. All of the issued shares of Panoramic common stock are fully paid and not subject to any future call or assessment. Panoramic common stock is currently approved for listing on the Vancouver Stock Exchange.

      Under Panoramic's Articles of Incorporation, all of the common shares rank equally as to voting rights, participation in a distribution of the assets of Panoramic on a liquidation, dissolution or winding-up of Panoramic and the entitlement to dividends. The holders of the common shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each share of common stock carries with it the right to one vote.

      In the event of the liquidation, dissolution or winding-up of Panoramic or other distribution of its assets, the holders of the common shares will be entitled to receive, on a pro rata basis, all of the assets remaining after Panoramic has paid out its liabilities. Distribution in the form of dividends, if any, will be set by the board of directors.

      Provision as to the modification, amendment or variation of the rights attached to the capital of Panoramic are contained in Panoramic's Articles of Incorporation and the Colorado Business Corporation Act. Generally speaking, substantive changes to the share capital require the approval of the shareholders by special resolution (at least 75% of the votes cast).

STOCK OWNERSHIP

      The following are the shareholdings of the directors, senior officers and promoters of Panoramic and of any other shareholders that, to the knowledge of Panoramic, beneficially own, directly or indirectly, more than five percent of the issued common stock of Panoramic:


                                     Number of                    Percentage of Issued
                                   Common Shares   Percentage of    Share Capital After
    Name and Municipality of       Beneficially    Issued Share      the Completion of
    Residence of Shareholder          Owned           Capital          This Offering
---------------------------------  -------------   -------------   --------------------
Jill S. Flateland and Byron B.
  Flateland(1)...................     2,146,000        61.43%              42.66%
5181 Ward Road
Wheat Ridge, Colorado  80033

Daryl Yurek......................       258,000         7.37%               5.12%
7 St. Paul, Suite 1600
Baltimore, Maryland  21202

Kent A. Nuzum....................       135,750(2)      3.77%               2.62%
c/o 1919 14th St., Suite 800
Boulder, Colorado  80302

Directors, Senior Officers.......     2,536,000        66.86%              46.43%
and Promoters as a Group

(1) Byron B. Flateland holds 826,000 shares individually, Jill S. Flateland holds 1,170,000 individually, and Byron Flateland and Jill Flateland hold 150,000 shares jointly.

(2)  Includes warrants to purchase up to 3,750 shares.


OPTIONS TO PURCHASE AND AGREEMENTS TO ISSUE SECURITIES

      Panoramic has granted stock options pursuant to which up to 465,000 shares may be issued in the future pursuant to Panoramic's Stock Option Plan, and warrants pursuant to which up to 375,000 shares may be issued in the future. There are currently 900,000 shares available for issuance under the Stock Option Plan.

      Effective May 12, 1999, Panoramic issued five convertible notes in the aggregate principal amount of $100,000. The convertible notes, which are convertible at the option of the holder into shares of common stock of Panoramic, are due on the earlier of the fifth business day after Panoramic common stock begins trading on the Vancouver Stock Exchange and September 30, 1999. The convertible notes bear interest at the annual rate of 8% until paid.

      In consideration for making these loans, Panoramic has granted to each holder a warrant to acquire one-quarter of a share of common stock for each $1.00 loaned. Each whole warrant is exercisable at $1.00 per share during the first year of the warrant and $1.15 per share during the second year.

                              PLAN OF DISTRIBUTION

OFFERING AND APPOINTMENT OF AGENT

      By an agreement dated for reference the 24th day of March, 1999 (the "Agency Agreement"), Panoramic appointed Canaccord Capital Corporation as its Agent to offer a total of 1,100,000 shares to non-U.S. persons in Canada through the facilities of the Vancouver Stock Exchange. The shares will be offered at a price of $1.00 per share on a day (the "Offering Day"), as determined by Canaccord and Panoramic, with the consent of the Vancouver Stock Exchange, which is not more than 90 days following the date of the receipt issued by the British Columbia Securities Commission for the Canadian prospectus relating to this offering. In accordance with Vancouver Stock Exchange rules, Panoramic will receive the net proceeds of the offering within ten business days of the Offering Day. The offering will be made in accordance with the rules and policies of the Vancouver Stock Exchange.

      Under the terms of the Agency Agreement, Panoramic has agreed to pay to Canaccord a commission of $0.075 per share for each share sold from this offering including shares sold by Canaccord, if any, pursuant to the over-allotment option described below.

      The securities being offered herein have been approved for listing on the Vancouver Stock Exchange.

      Canaccord has reserved the right to offer selling group participation in the normal course of the brokerage business to selling groups of other licensed broker-dealers, brokers and investment dealers who may or may not be offered part of the commissions or Agent's Warrant (described below).

      Panoramic has granted Canaccord a right of first refusal to provide further public equity financing to Panoramic for a period of twelve months from the effective date of this Prospectus.

      The obligations of Canaccord under the Agency Agreement may be terminated prior to the opening of the market on the day (the "Listing Date") Panoramic's shares are to commence trading on the Vancouver Stock Exchange at the discretion of Canaccord on the basis of its assessment of the state of the financial markets. The Agency Agreement may also be terminated at any time upon the occurrence of certain stated events.

AGENT'S GUARANTEE AND AGENT'S WARRANT

      Canaccord has agreed to purchase the balance of any shares remaining unsold on the Offering Day (the "Agent's Guarantee"). In consideration of the Agent's Guarantee, Canaccord has been granted the Agent's Warrant.

      The Agent's Warrant entitles Canaccord to purchase up to 165,000 shares at a price of $1.00 per share at any time up to 5:00 p.m. on the first anniversary of the Listing Date and thereafter at a price of $1.15 per share at any time up to 5:00 p.m. on the second anniversary of the Listing Date. The Agent's Warrant is non-transferable and will contain, among other things, anti-dilution provisions and provision for appropriate adjustment for the class, number and price of shares issuable pursuant to any exercise thereof upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the shares or the payment of stock dividends or the amalgamation of Panoramic.

      Additionally, as consideration for services provided to Panoramic by Canaccord, including providing advice with respect to the structure, timing and price of the offering, Panoramic paid Canaccord a sponsorship fee of $10,000, and Panoramic will pay Canaccord a corporate finance fee of 110,000 shares upon completion of this offering.

      The shares of common stock comprising the corporate finance fee and the shares underlying the Agent's Warrant are being registered pursuant to the registration statement of which this Prospectus forms a part.

OVER-ALLOTMENT OPTION

      Panoramic has granted Canaccord an option which will permit Canaccord to solicit and accept subscriptions for up to 165,000 additional shares at a price of $1.00 per share ("Over-Allotment Option"). The number of shares subject to the Over-Allotment Option will be determined on or before the Listing Date and will be the lesser of 165,000 shares or the actual number of shares subscribed for by way of oversubscription.

      In order to exercise the Over-Allotment Option, Canaccord must give notice to Panoramic within 60 calendar days of the Offering Day. Canaccord is not obliged to cover the over-allotment of this Offering by exercising the Over-Allotment Option. Canaccord may, in its discretion, cover the over-allotment by purchasing shares in the open market.

                          DIRECTORS AND SENIOR OFFICERS

DIRECTORS AND SENIOR OFFICERS

The following is a list of the current directors and senior officers of Panoramic, and their municipalities of residence, current positions with Panoramic, and principal occupations during the past five years:

 Name and Municipality
 of Residence                                Principal Occupation for Previous Five Years
--------------------------     ----------------------------------------------------------------------
William M. Hunter              President and a director of Panoramic since March 1, 1999; prior
Lafayette, Colorado            to that he was consulting with various start-up ventures; prior to
President, Chief Executive     that he was President and Chief Executive Officer of Gynecare,
Officer and Director           Inc., a medical device company in Menlo Park, California, from
Age: 55                        June 1994 to July 1996. From September 1985 to June 1994, he was
                               employed by the Valleylab medical device division of Pfizer, lastly as the Director of Worldwide Marketing.

Jill S. Flateland              Executive Vice-President and Chief Operating Officer of
Arvada, Colorado               Panoramic since March of 1999, and was President and a director
Executive Vice-President,      of Panoramic from August of 1990 to March of 1999; prior to that
Chief Operating Officer,       she was Director of Integrated Management at Columbia North
Chairman of Board of           Suburban Medical Centre, a health care facility in Thornton,
Directors                      Colorado, from June 1992 to November, 1995; prior to that she was
Age: 48                        Supervisor of the Intensive Care Unit/Critical Care Unit at
                               Columbia North Suburban Medical Centre from April 1990 to June
                               1992.  Ms. Flateland is married to Byron B. Flateland.

Byron B. Flateland             Secretary and a director of Panoramic since August, 1990; Chief
Arvada, Colorado               Technical Officer of Panoramic since October 6, 1998; prior to that
Chief Technical Officer,       he was Vice-President, Marketing of InfoNow Corp., a software
Secretary and Director         development company located in Denver, Colorado, from
Age: 48                        November 1994 to June 1995; prior to that he was Director of
                               Business Development for Destron-Fearing Corporation, an
                               electronic identification company located in St. Paul, Minnesota, from May 1989 to November 1994.  Mr. Flateland is married to
                               Jill S. Flateland.

Frank L. Poggio                Director of Panoramic since March 1, 1999; Principal of Kelzon
Chesterfield, Missouri         Healthcare Consulting Group, a company providing strategic and
Director                       operational consulting services to the healthcare industry, since
Age: 52                        July, 1996; prior to that he was President and Chief Operating
                               Officer (January 1995 to July 1996) and Executive Vice-President
                               (December 1992 to January 1995) of CITATION Computer Systems Inc.,
                               a company specializing in the delivery of client server based systems for healthcare; prior to that he was President of Health
                               Micro Data Systems, Inc., a firm specializing in microcomputer software systems and consulting services to the healthcare industry since 1980. Health Micro Data Systems, Inc. merged with
                               CITATION Computer Systems, Inc. in December 1992.

      Other than receiving stock options from time to time, the directors of Panoramic are not compensated for serving as directors. See "Principal Holders of Securities" for particulars of the shares held by the directors and senior officers.

Other Associations

      During the past five years, the principals of Panoramic have served as principals of the following reporting issuers during the periods and in the capacities noted below:


 Principal             Reporting Issuer             Capacity      Period
------------------    --------------------------   -----------   -------------
 Kent Nuzum            eSoft, Inc.                  Director      9/97-3/98
 Frank Poggio          CITATION Computer Systems    Director      12/92-Present
 William M. Hunter     Gynecare, Inc.               Director      6/94-7/96

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting Agreement

      The Company is party to a consulting agreement (the "Consulting Agreement") with Bolder Venture Partners L.L.C. ("Bolder") made December 7, 1998 and amended March 1, 1999. Bolder Venture Partners is a limited liability company incorporated under the laws of the State of Colorado and is owned 90% by Daryl Yurek, the Promoter of this offering, and 10% by Kent Nuzum, Chief Financial Officer of the Company.

      Under the terms of the Consulting Agreement, Bolder agrees to provide consulting services to the officers of Panoramic relating to matters of corporate development, strategic planning, raising of capital and other financial matters, and to assist with certain private placements and public offerings of Panoramic's securities, including this offering.

      In consideration of these services, Panoramic agrees to pay Bolder a monthly retainer of $6,000 per month, an advisory fee in an amount equal to 7.5% of the gross proceeds raised in any private placements and share purchase warrants to acquire 550,000 shares of Panoramic. On May 1, 1999, Bolder exercised warrants to purchase 200,000 shares of Panoramic at a price of $0.25 per share. The remaining 350,000 warrants are exercisable at a price of $1.00 for a period of 5 years from the date the warrants are issued.

      The term of the Consulting Agreement was extended on June 1, 1999 for an additional six-month term. The Consulting Agreement requires Bolder not to disclose any confidential information relating to the Company for a period of 5 years following the termination of the Consulting Agreement.

                             EXECUTIVE COMPENSATION

      The following table is a summary of the compensation paid to the two most highly paid executive officers of Panoramic during the most recently completed financial year for services rendered to Panoramic:

                                                                             Long Term
                                                                           Compensation
                                                                        -------------------
                                           Annual Compensation           Awards    Payouts
                                     ---------------------------------  --------  ---------
                                                                        Options/
  Name and                                                               SARs
  Principle                                               Other Annual  Granted    LTIP(1)    All other
  Position              Period         Salary      Bonus  Compensation    (#)      Payouts   Compensation
-------------------  -------------   ----------  -------- ------------  --------  ---------  ------------

Jill Flateland, (2)  Year ended      $23,904(3)     N/A       N/A         N/A        N/A          N/A
President            Dec. 31, 1998

Byron Flateland      Year ended      $23,904(3)     N/A       N/A         N/A        N/A          N/A
Secretary, Chief     Dec. 31, 1998
Technical Officer

(1) "LTIP" or "long term incentive plan" means any plan which provides compensation intended to serve as incentive for performance to occur over a period longer than one financial year, but does not include option or stock appreciation right plans.

(2) Ms. Flateland served as the President and chief executive officer of Panoramic from September 4, 1990 until March 1, 1999, at which time she began serving as the Executive Vice-President and Chief Operating Officer of Panoramic. On March 1, 1999, William M. Hunter accepted the position of President and chief executive officer at an annual salary of $120,000.

(3) Ms. Flateland and Mr. Flateland were the sole shareholders of Panoramic in 1998, and provided services to Panoramic at salaries below the fair market value of such services. For accounting purposes, Panoramic imputed salaries of $100,000 to each of Ms. Flateland and Mr. Flateland; $23,904 of which was paid to each in cash, and the remaining $76,096 of which was recorded as a capital contribution on Panoramic's financial statements for 1998.

      The Chief Executive Officer, Chief Operating Officer, Chief Technical Officer, the Vice Presidents, and all Director level employees are eligible to participate in Panoramic's Senior Management Bonus Plan for Fiscal Year 1999. For the achievement of certain specified levels of total company sales, eligible individuals may receive from 10% to 50% of their base salary as bonus.

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD LOOKING STATEMENTS

      We have made certain forward-looking statements in this document and in the documents referred to in this document which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of the companies and on the information currently available to such management. Forward-looking statements include information concerning possible or assumed future results of Panoramic. These statements may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Panoramic may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. Except for their ongoing obligations to disclose material information as required by the federal securities law, we do not have any intention or obligation to update forward-looking statements after this prospectus is delivered, even if new information, future events or other circumstances have made them incorrect or misleading.

      You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to in this document, could affect the future results of the combined company following the merger and could cause results to differ materially from those expressed in such forward-looking statements.


                           DIVIDEND RECORD AND POLICY

      Panoramic has not paid any dividends since incorporation and it has no plans to pay dividends in the immediate future. Panoramic expects to retain its earnings to finance further growth and, when appropriate, retire debt. The directors of Panoramic will determine if and when dividends should be declared and paid in the future based on Panoramic's financial position at the relevant time. All of the shares of Panoramic are entitled to an equal share in any dividends declared and paid.


                                     EXPERTS

      The auditors of Panoramic are Hein + Associates LLP, Certified Public Accountants, 717 - 17th Street, Suite 1600, Denver, Colorado, U.S.A. 80202. The financial statements of Panoramic Care Systems, Inc., as of and for each of the two years in the period ended December 31, 1998 included in this Prospectus have been audited by Hein + Associates LLP, Certified Public Accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

      Panoramic knows of no material pending legal proceedings to which Panoramic is or is likely to be a party or of which any of its properties are or are likely to be the subject.

      Campney & Murphy, Barristers and Solicitors, 2100, 1111 West Georgia Street, Vancouver, British Columbia, Canada, V7X 1K9 has served as legal counsel of Panoramic in connection with the offering of the securities in Canada on the Vancouver Stock Exchange.

      The validity of the securities offered will be passed upon for Panoramic by Davis, Graham & Stubbs LLP, Denver, Colorado.


                              WHERE YOU CAN FIND MORE INFORMATION

      You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the Securities and Exchange Commission at 1 (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

THIS INFORMATION IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION, DATED JUNE 7, 1999

ALTERNATE
PROSPECTUS


                                        1,991,500 Shares

                                        $1.00 per share

                                             [LOGO]

                                  PANORAMIC CARE SYSTEMS, INC.


                                  Common Stock, $.001 par value

                                 ------------------------------


      Panoramic Care Systems, Inc. sells computer software and provides consulting services to healthcare professionals to assist in identifying, estimating, and managing costs and expenses related to the provision of patient care services in extended stay healthcare facilities. Panoramic's computer software uses patient symptoms to develop a detailed treatment plan and forecast expected costs of treatment to the healthcare provider.

      The common stock may be offered and sold from time to time by the Selling Stockholders through underwriters, dealers, agents, or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. The terms of the offering and sale of common stock in respect of which this Prospectus is being delivered, including any initial public offering price, any discounts, commissions, or concessions allowed or paid to underwriters, dealers, or agents, the purchase price of the common stock and the proceeds to the Selling Stockholders, and any other material terms shall be set forth in a Prospectus Supplement.

      All 1,991,500 shares of common stock of Panoramic Care Systems, Inc. offered hereby are being offered for sale by the Selling Stockholders identified herein. See "Selling Stockholders." Panoramic will not receive any proceeds from the sale of the common stock by the Selling Stockholders.

                         ------------------------------

      THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" LOCATED AT ALTERNATE PAGES 2 TO 6.

                         ------------------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                     The date of this Prospectus is     , 1999
                                                    ----

                                TABLE OF CONTENTS

                                                                         PAGE

SUMMARY...........................................................Alternate 1

RISK FACTORS .....................................................Alternate 2

SELLING STOCKHOLDERS..............................................Alternate 7

PLAN OF DISTRIBUTION.............................................Alternate 11

USE OF PROCEEDS..................................................Alternate 11

                                  Alternate -i-

                                     SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand the offering, you should read this entire document and the documents we have referred you to. See "Where You Can Find More Information."

PANORAMIC:              Panoramic was incorporated under the laws of the State
                        of Colorado on September 4, 1990 under the name
                        FreeStyle Publications, Inc. Panoramic changed its name to Panoramic Care Manager, Inc. on December 8, 1998.
                        On April 27, 1999, Panoramic was reincorporated under the laws of the State of Delaware and the name was changed to Panoramic Care Systems, Inc. The authorized share capital of Panoramic consists of 50,000,000 shares of common stock.

BUSINESS OF PANORAMIC:  Panoramic is a software development company that creates and markets software products to standardize and consolidate clinical, financial, quality and administrative management for patients in care settings outside of hospitals. Panoramic has recently designed a line of software known as Panoramic Care Manager(TM) (the "PCM Software") which provides software and Internet integration for the post-acute healthcare industry. The PCM Software is designed to provide healthcare professionals with automated patient management tools.

                        Panoramic started out by producing educational materials for critical care programs. This was followed by the development of intensive patient management tools in printed format under the trade name STATpath(TM). STATpath materials are the foundation for the PCM Software.

OFFERING:               Common Stock Offered by the
                        Selling Stockholders:         1,991,500 shares

SELLING STOCKHOLDERS: The Selling Stockholders are founders of Panoramic or purchased their shares in a private placement pursuant to an exemption provided by Regulation D under the Securities Act of 1933, as amended.

USE OF PROCEEDS:        All proceeds from the offering will be received by the
                        Selling Stockholders.

                                  RISK FACTORS

      An investment in Panoramic common stock involves certain risks. Prospective investors should carefully consider the following risk factors, in addition to all of the other information in this Prospectus, in determining whether to purchase shares of Panoramic stock.

WE CANNOT BE SURE THAT SUFFICIENT CAPITAL WILL BE AVAILABLE TO COVER NECESSARY EXPENSES

      Panoramic has expended and will continue to expend substantial funds for research and development, testing, capital expenditures, manufacturing and marketing of its products. The timing and amount of such spending is difficult to predict accurately and will depend upon several factors, including the progress of research and development efforts and competing technological and market developments, commercialization of products currently under development and market acceptance and demand for Panoramic's products. Panoramic currently estimates that it will be necessary to spend approximately $2,765,000 during 1999, which exceeds the proceeds from the offering and Panoramic's working capital. If Panoramic's sales do not cover this deficit, Panoramic may seek additional funds through equity or debt financing, through collaborative or other arrangements with other companies and from other sources. If additional funds are raised by issuing equity securities, further dilution to shareholders could occur. There can be no assurance that additional financing will be available when needed or on terms acceptable to Panoramic. If adequate funds are not available, Panoramic could be required to delay development or commercialization of the PCM Software, to license to third parties the rights to commercialize certain products or technologies that Panoramic would otherwise seek to commercialize for itself or to reduce the marketing, customer support or other resources devoted to certain of its products, each of which could have a material adverse effect on Panoramic's business, financial condition and results of operations. See also "Management's Discussion and Analysis of Operating Results--Capital Resources and Liquidity."

WE HAVE A LIMITED OPERATING AND SALES HISTORY

      Panoramic has a limited history of operations that has consisted primarily of research and development, consulting and initial sales of STATpath. Panoramic has generated only limited revenues from sales of STATpath and does not have experience in manufacturing, selling or marketing its products in large, commercial quantities. In addition, the PCM Software has not gained significant market exposure or acceptance. Given the absence of clear market acceptance of our line of products, there can be no assurance that we will achieve projected market penetration rates and generate the sales revenues that we expect. See "Description of Business--History of PCM Software Development" and "Description of Business--Status of PCM Software Development."

WE OPERATE IN A HIGHLY COMPETITIVE MARKET

      The market for medical software products designed to standardize and consolidate clinical, financial, quality and administrative data for patients is very competitive, and Panoramic expects competition to increase. Panoramic's future success will depend in part on the ability to respond quickly to new reimbursement programs or levels, technological change and user preferences by developing high quality products that address the requirements of the post-acute healthcare market. Most of Panoramic's competitors and potential competitors have greater financial, research and development, manufacturing and sales, and marketing resources than Panoramic. In addition, some of Panoramic's competitors and potential competitors sell additional lines of products, and therefore can bundle products to offer higher discounts, rebates or other incentive programs to gain a competitive advantage. Panoramic's inability to compete effectively against existing or future competitors would have a material adverse effect on its business, financial condition and results of operations.

                                   Alternate 2

WE RELY ON KEY PERSONNEL

      Panoramic's future success depends in significant part upon the continued service of certain key technical and management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Key employees of Panoramic include William M. Hunter (President and Chief Executive Officer), Jill Flateland (Executive Vice President and Chief Operating Officer), and Byron Flateland (Chief Technical Officer) and Panoramic has entered into employment agreements with each of these three key personnel.

      The employment agreement with William Hunter extends from March 1, 1999 until February 28, 2000 and provides for a monthly salary of $10,000. The employment agreements with Jill Flateland and Byron Flateland both extend from January 1, 1999 until December 31, 2000 and each provides for a monthly salary of $8,133. The employment agreements with all three of these individuals include non-competition provisions that extend for twelve months following the employee's termination and non- disclosure provisions that extend indefinitely following the employee's termination.

      Competition for personnel is intense, and there can be no assurance that Panoramic can retain its key technical and managerial personnel or that it can attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The loss of key personnel, especially if without advance notice, or the inability to hire or retain qualified personnel, could have a material adverse effect upon Panoramic's business, financial condition and results of operations.

DEVELOPMENT OF OUR PRODUCTS DEPENDS ON SUFFICIENT MANPOWER

      Panoramic's development of its products has been restricted by financial and personnel resources. Without adding management and staff, some of Panoramic's development projects may not be completed in a timely manner. There is no assurance that qualified individuals will be hired in a timely manner. The relationship with M1 Software provides Panoramic access to a firm with technical resources. M1 Software, however, has many clients that offer it substantially more revenue than Panoramic and so its consistent attention to Panoramic's projects cannot be guaranteed.

A LARGE PROPORTION OF OUR HISTORICAL REVENUES COMES FROM ONE MAJOR CUSTOMER WHO WILL NOT LIKELY CONTINUE PURCHASING OUR PRODUCT

      Historically, Panoramic has marketed its products through distribution channels. The Center for Health Education has accounted for a significant portion of Panoramic's product sales and royalty revenue on the STATpath product. Sales to the Center for Health Education accounted for 53.6% of Panoramic's total revenues during 1998, and for 68.3% of Panoramic's total revenues during 1997. The Center for Health Education, however, does not market software and has phased out the STATpath product in 1999. The ability of Panoramic to secure new sources of revenues for new products remains an area of risk.

WE HAVE LIMITED SALES AND MARKETING EXPERIENCE

      Panoramic's proposed products have not been proven in a commercial environment and there is no assurance that it will be able to successfully build a distribution channel or market the products. Panoramic intends to sell the PCM Software in the United States to post-acute medical facilities through strategic partners, distributors, and through healthcare consulting organizations. Market acceptance of the PCM Software will also require Panoramic to demonstrate that the cost of its products is competitive with currently available alternatives.

                                   Alternate 3

WE MAY BE ADVERSELY AFFECTED BY YEAR 2000 COMPLIANCE ISSUES

      The Year 2000 ("Y2K") computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

      Panoramic's PCM Software product is being developed to be fully Year 2000 compliant, although the effectiveness of present efforts to address the Year 2000 issue cannot be assured. In addition, Panoramic has implemented programs designed to ensure that all software and hardware used in connection with the design of its PCM Software and the provision of services to its customers and suppliers and its internal operations will manage and manipulate data involving the transition of dates from 1999 to 2000 without functional or data abnormality. Panoramic has sought information from third parties, including their customers and suppliers, with respect to compliance with Year 2000 issues. If the present efforts to address the Year 2000 issue are unsuccessful, or if other third parties with which Panoramic conducts business do not successfully address the Year 2000 issue, the business and financial condition of Panoramic could be adversely affected.

PROTECTION OF OUR INTELLECTUAL PROPERTY IS LIMITED; RISK OF THIRD PARTY CLAIMS OF INFRINGEMENT

      The patent, trademark, copyright and trade secret positions of medical software companies, including those of Panoramic, are uncertain and involve complex legal and factual issues. The coverage sought in a patent application can be denied or significantly reduced before or after the patent is issued. Consequently, there can be no assurance that any patents from any future patent application will be issued, that the scope of the patent protection will exclude competitors or provide competitive advantages to Panoramic, that any of Panoramic's patents will be held valid if challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by Panoramic. In addition, there can be no assurance that competitors, many of which have substantial resources, will not obtain patents that will interfere with Panoramic's ability to make or sell its products. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to Panoramic, may also be necessary to enforce patent or other intellectual property rights of Panoramic or to determine the scope and validity of other parties' proprietary rights. There can be no assurance that Panoramic will have enough money to defend its patents, trademarks and copyrights from infringement or claims of invalidity.

      Panoramic also relies upon unpatented proprietary technology, and no assurance can be given that others will not develop similar technology gain access to or disclose Panoramic's proprietary technology, or that Panoramic can protect its rights in such unpatented proprietary technology. Panoramic's policy is to require each of its employees, consultants, investigators and advisors to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with Panoramic. These agreements generally provide that all inventions conceived by the individual during the term of the relationship shall be the exclusive property of Panoramic and shall be kept confidential and not be disclosed to third parties except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for Panoramic's proprietary information in the event of unauthorized use or disclosure of such information.

                                   Alternate 4

WE DO NOT HAVE EXPERIENCE IN MANUFACTURING OUR PRODUCTS IN LARGE QUANTITIES, AND CURRENTLY RELY ON A THIRD PARTY TO MANUFACTURE LIMITED QUANTITIES OF PRODUCTS

      Panoramic currently uses M1 Software to produce limited quantities of software products for sales. Panoramic has no experience manufacturing its products in the volumes or with the margins that will be necessary for Panoramic to achieve significant commercial sales, and there can be no assurance that Panoramic can establish high volume manufacturing capacity or, if established, that Panoramic will be able to manufacture its products in high volumes with commercially acceptable margins. While Panoramic believes that its current relationship with M1 Software will be adequate to support its commercial manufacturing activities in the near term, Panoramic may be required to expand its manufacturing facilities to commence large-scale manufacturing. Panoramic's inability to successfully manufacture or commercialize its devices in a timely matter could have a material adverse effect on Panoramic's business, financial condition and results of operations.

TO SUCCESSFULLY MARKET OUR PRODUCTS, WE MUST DEVELOP STRATEGIC AND DISTRIBUTOR RELATIONSHIPS

      Panoramic's future success will depend, in part, on its ability to enter into and successfully develop strategic relationships and distributor relationships with other parties with respect to the marketing and distribution of its products. The success of Panoramic's relationship with future strategic or distributor relationships will depend on the other parties' interests in the specific products involved and their willingness and ability to perform the role contemplated by Panoramic. Panoramic may have limited or no control over the resources that any particular strategic party or distributor devotes to its relationship with Panoramic. Moreover, there can be no assurance that Panoramic will be successful in locating qualified parties with whom to enter into additional strategic or distributor relationships or that any such relationships can be maintained or will ultimately beneficial to Panoramic. In the event Panoramic does not successfully develop additional relationships, Panoramic's business, financial condition and results of operations would be materially adversely affected.

WE MUST DEVELOP AND SELL NEW PRODUCTS IN ORDER TO KEEP UP WITH TECHNOLOGICAL CHANGES

      The medical software industry is characterized by rapid and significant technological change. Many software applications have a life cycle of under twelve months. Panoramic's future success will depend in large part on Panoramic's ability to continue to respond to such changes. There can be no assurance that Panoramic will be able to respond to such changes or that new or improved competing products will not be developed that render the PCM Software non-competitive. Product research and development will require substantial expenditures and will be subject to inherent risks and there can be no assurance that Panoramic will be successful in developing or improving products that have the characteristics necessary to effectively meet the needs of the post-acute segment of the managed care market, or that any new products introduced will be successfully commercialized. Panoramic's products may face competition from, or be rendered obsolete by, new products that have yet to be launched.

WE DO NOT HAVE PRODUCT LIABILITY INSURANCE

      Panoramic's business involves the risk of product liability claims. Although Panoramic has not experienced any product liability claims to date, any such claims could have a material adverse effect on Panoramic. Panoramic does not have product liability insurance. If Panoramic were to determine that such insurance was necessary or desirable, there can be no assurance that it would be available on commercially acceptable terms, or at all. Furthermore, even if Panoramic obtains product liability insurance, there can be no assurance that it would prove adequate or that a product liability claim, insured or uninsured, would not have a material adverse effect on Panoramic's business, financial condition, and results of operations. Even if a product liability claim is not successful, the time and expense of

                                   Alternate 5
defending against such a claim may adversely affect Panoramic's business, financial condition and results of operations.

OUR STOCK HAS NEVER BEEN PUBLICLY TRADED; POSSIBLE VOLATILITY OF STOCK

      Until June of 1999, there has been no public market for Panoramic's common stock, and there can be no assurance that an active trading market will develop and be sustained. The market prices for securities of healthcare software companies have historically been highly volatile. Announcements of technological innovations or new products by Panoramic or its competitors, developments concerning proprietary rights, including patents and litigation matters, and changes in financial estimates by securities analysts or failure of Panoramic to meet such estimates and other factors may have a significant impact on the market price of the shares. In addition, Panoramic believes that fluctuations in its operating results may cause the market price of its shares to fluctuate, perhaps substantially.

WE HAVE NEVER PAID DIVIDENDS AND DO NOT ANTICIPATE PAYING DIVIDENDS IN THE
FUTURE

      Panoramic has not paid dividends in the past and does not anticipate paying dividends in the near future. Panoramic expects to retain its earnings to finance further growth and, when appropriate, retire debt.

THE UNITED STATES PENNY STOCK RULES MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES

      Because shares of Panoramic common stock will not be quoted on a national securities exchange in the United States, the shares will be subject to rules adopted by the U.S. Securities and Exchange Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Such rules require that, prior to effecting any transaction in a penny stock, a broker or dealer must give the customer a risk disclosure document that describes various risks associated with an investment in penny stocks, as well as various costs and fees associated with such an investment. It is possible that some brokers may be unwilling to engage in transactions in shares of Panoramic common stock because of these added disclosure requirements, which would make it more difficult for a purchaser to sell their shares.

                                   Alternate 6

                              SELLING STOCKHOLDERS

      The following table sets forth certain information with respect to the beneficial ownership of Panoramic's common stock as of April 6, 1999, and as adjusted to reflect the sale of shares being offered hereby, for each of the Selling Stockholders. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares owned by them.

                                Shares         Shares         Shares
                             Beneficially     Offered      Beneficially   Post-Offering
                              Owned Pre-       in the       Owned Post-         %
    Name and Address           Offering       Offering       Offering       Ownership
--------------------------   ------------     --------     ------------   -------------
Byron Flateland (Chief         826,000         250,000       576,000          11.51%
Technical Officer)
5181 Ward Rd.
Wheat Ridge, CO 80033

Jane Abou-Chedid                20,000          20,000           -0-             -0-
1849 Holdens Arbor Run
Westlake, OH  44145

James Richard Anderson          20,000          20,000           -0-             -0-
5820 Cantrell Road
Richmond, BC V7C 3H1

Paul A. Chalmers                10,000          10,000           -0-             -0-
c/o Canaccord Capital
Corporation
2200  609 Granville St.
Vancouver, BC V7Y 1H2

Channing Investments           100,000         100,000           -0-             -0-
Corporation
800 - 1450 Creekside Dr.
Vancouver, BC V6J 5B3

Jeanette Clark                  20,000          20,000           -0-             -0-
2515 Amber Court
Coquitlam, BC V3E 3K8

Kenneth & Mary Cooper            8,000           8,000           -0-             -0-
4001 Bradley Road
Westlake, OH 44145

Anthony M. Coury                15,000          15,000           -0-             -0-
8183 Creekside Trace
Broadview Hts., OH 44147

David Coury                     15,000          15,000           -0-             -0-
247 Arundel Road
Rocky River, OH 44116

Ghazi J. Faddoul &              10,000          10,000           -0-             -0-
Bernadette C. Faddoul
27982 Forestwood Pkwy
North Olmsted, OH 44070

Oscar Flateland                  2,000           2,000           -0-             -0-
P.O. Box 116
Oklee, MN 56742

                                   Alternate 7

                                Shares         Shares         Shares
                             Beneficially     Offered      Beneficially   Post-Offering
                              Owned Pre-       in the       Owned Post-         %
    Name and Address           Offering       Offering       Offering       Ownership
--------------------------   ------------     --------     ------------   -------------
Patricia A. Gibbs                4,000          4,000           -0-            -0-
6874 Smith Road
Middleburg Hts., OH 44130

Debra G. Hafemeister             4,000          4,000           -0-            -0-
1626 West 6th Ave.
Oshkosh, WI 54901

Joanne T. Kelly                 21,750(5)      21,750           -0-            -0-
1237 Meadowlark Drive
Boulder, CO 80303

Terrence McDonald & Deborah     10,000         10,000           -0-            -0-
McDonald
3645 Chrisfield Drive
Rocky River, OH 44116

Clifford B. Mah                 56,250(3)      56,250           -0-            -0-
2005 289 Drake St.
Vancouver, BC V6B 5Z5

Keith Maitland                   8,000          8,000           -0-            -0-
31415 Turtle Drive
Bay Village, OH 44140

Mary Murphy                     60,000         60,000           -0-            -0-
c/o Canaccord Capital
Corporation
2200 609 Granville Street
Vancouver, BC V7Y 1H2

Kent Nuzum (Chief Financial    135,750(1)(5)  304,340           -0-            -0-
Officer)
c/o 1919 14th St., Suite 800
Boulder, CO 80302

C. Michael O'Brien              12,000         12,000           -0-            -0-
895 Fairmile Road
West Vancouver, BC V7S JR4

Brian Lawrence O'Brien          56,250(3)      56,250           -0-            -0-
1826 West 13th Ave.
Vancouver, BC V6J 2H3

James Oleynick                  45,000(4)      45,000           -0-            -0-
Pacific International
Securities Inc.
1900 666 Burrard Street
Vancouver, BC V6C 3N1

Lorraine Rose Rumberg           40,000         40,000           -0-            -0-
14189 25A Avenue
White Rock, BC V4P 2G4

Daniel Seighman                 10,000         10,000           -0-            -0-
6024 Forest Ridge Drive
North Olmsted, OH 44107

Mary Spooner                    10,000         10,000           -0-            -0-
19706 Echo Drive
Strongsville, OH 44136

                                   Alternate 8

                                Shares         Shares         Shares
                             Beneficially     Offered      Beneficially   Post-Offering
                              Owned Pre-       in the       Owned Post-         %
    Name and Address           Offering       Offering       Offering       Ownership
--------------------------   ------------     --------     ------------   -------------
Union Securities Ltd.           100,000        100,000         -0-             -0-
609 Granville St.,
Suite 900
Vancouver BC V7Y 1H4

Vera E. Williams                 10,000         10,000         -0-             -0-
6393 Decorah Bch
Oshkosh, WI 54901

Darryl Yea                       12,000         12,000         -0-             -0-
5294 Keith Road
West Vancouver BC V7W 2N1

Daryl F. Yurek                  258,000(2)     455,910         -0-             -0-
7 St. Paul, Suite 1600
Baltimore, MD 21202

574733 B.C. Ltd.                 26,000         26,000         -0-             -0-
Stikeman, Elliott
1700 666 Burrard St.
Vancouver BC V6C 2X8

Christine and Don                46,000         46,000         -0-             -0-
Marcellus
1147 Piedmont Avenue
Boulder, CO 80303

Christine Marcellus              10,000         10,000         -0-             -0-
1147 Piedmont Avenue
Boulder, CO 80303

Gregory Pavlich and               8,000          8,000         -0-             -0-
Ann Mygatt
2350 Panorama
Boulder, CO 80304

Don G. Parker                     8,000          8,000         -0-             -0-
6244 Simmons Drive
Boulder, CO 80303

Connie K. Packard                 4,000          4,000         -0-             -0-
6244 Simmons Drive
Boulder, CO 80303

James C. Curley                   2,000          2,000         -0-             -0-
8773 W. Arbor Avenue
Littleton, CO 80123

Ronald Smaron                    14,000         14,000         -0-             -0-
4567 Sandpiper Ct.
Boulder, CO 80301

Howard William Morse II           2,000          2,000         -0-             -0-
2509 Belmont Blvd.
Nashville, TN 37212-5505

Matthew Albert Pascal            14,000         14,000         -0-             -0-
5550 Flower St.
Arvada, CO 80002

                                   Alternate 9

                                 Shares        Shares         Shares
                              Beneficially    Offered      Beneficially   Post-Offering
                               Owned Pre-      in the       Owned Post-         %
    Name and Address            Offering      Offering       Offering       Ownership
--------------------------    ------------    --------     ------------   -------------
Philip W. Robinson                 8,000        8,000           -0-            -0-
912 Pontiac St.
Denver, CO 80220

Garth R. Albright                 30,000       30,000           -0-            -0-
4397 Cheviot Road
North Vancouver, BC V7R 3T3

Bruce Bragagnolo                  15,000       15,000           -0-            -0-
3477 West 28th Ave.
Vancouver, BC V6S 1R8

Linda M. Smith                    15,000       15,000           -0-            -0-
3595 Princess Ave.
North Vancouver, BC V7N 2E4

M1 Software                      100,000      100,000           -0-            -0-
1639 11th Street
Suite 200
Santa Monica, CA 90404

Lyle C. Williams and               4,000        4,000           -0-            -0-
Rosemary E. Williams
JTWROS
307 Fingal Drive
Alexandria, MN  56308

TOTAL                          2,205,000    1,991,500           -0-            -0-

(1) Shares Beneficially Owned Pre-Offering excludes warrants to purchase up to 168,590 shares exercisable after the public offering and expiring five years from the date the shares are listed for public trading on the Vancouver Stock Exchange, but Shares Offered in the Offering includes such warrant shares.
(2)  Includes 150,000 shares in the name of Solomon Smith Barney IRA FBO Daryl
     F. Yurek, of which Daryl F. Yurek is the sole owner. Shares Beneficially Owned Pre-Offering excludes warrants to purchase up to 197,910 shares exercisable after the public offering and expiring five years from the date the shares are listed for public trading on the Vancouver Stock Exchange, but Shares Offered in the Offering includes such warrant shares.
(3) Includes warrants to purchase up to 6,250 shares now exercisable and expiring September 30, 2001.
(4) Includes warrants to purchase up to 5,000 shares now exercisable and expiring September 30, 2001.
(5) Includes warrants to purchase up to 3,750 shares now exercisable and expiring September 30, 2001.

                                  Alternate 10

                              PLAN OF DISTRIBUTION

      The common stock offered hereby may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for whom they may act as agent. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of shares is made, to the extent required, a Prospectus Supplement will be distributed that will set forth the specific shares to be sold and the terms of the offering, including the name or names of any underwriters or dealer agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

      The shares may be sold from time to time in one or more transactions at a fixed offering price that may be changed or at varying prices determined at the time of sale or negotiated prices.

      Panoramic has paid substantially all of the expenses incident to the offering of the shares, other than commissions and discounts of underwriters, dealers or agents and the fees and expenses of counsel to the Selling Stockholders.


                                 USE OF PROCEEDS

      Panoramic will not receive any of the proceeds from the offering. All of such proceeds will be received by the Selling Stockholders.

                                  Alternate 11

                         INDEX TO FINANCIAL STATEMENTS


                                                                          PAGE

INDEPENDENT AUDITOR'S REPORT...............................................F-2

BALANCE SHEETS - March 31, 1999 (Unaudited) and
     December 31, 1998 and 1997............................................F-3

STATEMENTS OF OPERATIONS - For the Three Months Ended
     March 31, 1999 and 1998 (Unaudited) and For the
     Years Ended December 31, 1998 and 1997................................F-4

STATEMENTS OF STOCKHOLDERS' EQUITY - For the Three Months
     Ended March 31, 1999 (Unaudited) and For the Years
     Ended December 31, 1998 and 1997......................................F-5

STATEMENTS OF CASH FLOWS - For the Three Months Ended
     March 31, 1999 and 1998 (Unaudited) and For the
     Years Ended December 31, 1998 and 1997................................F-6

NOTES TO FINANCIAL STATEMENTS..............................................F-7

                         INDEPENDENT AUDITOR'S REPORT



Board of Directors
Panoramic Care Systems, Inc.
Arvada, Colorado



We have audited the accompanying balance sheets of Panoramic Care Systems, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Panoramic Care Systems, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.




HEIN + ASSOCIATES LLP


Denver, Colorado
March 4, 1999

                         PANORAMIC CARE SYSTEMS, INC.

                                BALANCE SHEETS



                                                 MARCH 31,        DECEMBER 31,
                                                      1999       1998       1997
                                                      ----       ----       ----
                                                (Unaudited)

                                     ASSETS

CURRENT ASSETS:
   Cash and equivalents                       $156,691    $350,122    $    336
   Stock subscriptions receivable                   --      99,400          --
   Royalties receivable                             --          --       9,640
   Prepaid expenses and other                   17,856          --          48
                                              --------    --------    --------
         Total current assets                  174,547     449,522      10,024

SOFTWARE DEVELOPMENT COSTS                     184,376      75,000          --

PROPERTY AND EQUIPMENT, net of accumulated
  depreciation of $38,761 (unaudited),
  $35,011, and $25,481, respectively            62,746      10,271      15,160

DEFERRED OFFERING COSTS                         73,285          --          --
                                              --------    --------    --------

TOTAL ASSETS                                  $494,954    $534,793    $ 25,184
                                              ========    ========    ========


                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES -
   Accounts payable and accrued
      liabilities                           $   83,539  $   32,257    $     --

COMMITMENTS (Notes 2, 4, and 6)

STOCKHOLDERS' EQUITY:
   Common stock, $.001 par value;
      50,000,000 shares authorized,
      3,200,000 (unaudited),
      3,016,000 and 2,000,000 shares
      issued and outstanding,
      respectively                               3,200       3,016       2,000
   Additional paid-in capital                1,274,556   1,202,765     539,112
   Accumulated deficit                        (866,341)   (703,245)   (515,928)
                                             ---------   ---------     -------
         Total stockholders' equity            411,415     502,536      25,184
                                             ---------   ---------     -------

TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                    $  494,954  $  534,793    $  25,184
                                             =========   =========     ========

             SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                          PANORAMIC CARE SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS



                                             FOR THE THREE                    FOR THE
                                              MONTHS ENDED                  YEARS ENDED
                                               MARCH 31,                    DECEMBER 31,
                                          1999           1998           1998           1997
                                      -----------    -----------    -----------    -----------
                                             (Unaudited)
REVENUES:
   Royalties                          $        --    $     9,660    $    27,613    $    53,805
   Consulting fees                             --             --         23,180         19,604
   License fees                                --             --            714          5,354
                                      -----------    -----------    -----------    -----------
      Total revenues                           --           9660          51507          78763

OPERATING EXPENSES:
   Salaries                                49,909         50,000        125,778        200,000
   Management fee                              --          6,100         23,180         17,500
   Product development costs                1,218             --          3,221          2,342
   Consulting fees                         22,076             --         61,650             --
   Recruiting fees                         60,500             --             --             --
   Other general and administrative        31,933          2,393         24,995         16,193
                                      -----------    -----------    -----------    -----------
      Total operating expenses            165,636         58,493        238,824        236,035
                                      -----------    -----------    -----------    -----------

Operating loss                           (165,636)       (48,833)      (187,317)      (157,272)

OTHER INCOME (EXPENSE) -
   Interest income                          2,540             --             --             --
                                      -----------    -----------    -----------    -----------

NET LOSS                              $  (163,096)   $   (48,833)   $  (187,317)   $  (157,272)
                                      ===========    ===========    ===========    ===========

NET LOSS PER COMMON SHARE             $      (.05)   $      (.02)   $      (.09)   $      (.08)
                                      ===========    ===========    ===========    ===========

WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING                           3,116,000      2,000,000      2,043,000      2,000,000
                                      ===========    ===========    ===========    ===========


             SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                          PANORAMIC CARE SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
            FOR THE THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                 ADDITIONAL
                                              COMMON STOCK         PAID-IN   ACCUMULATED
                                           SHARES       AMOUNT     CAPITAL      DEFICIT       TOTAL
                                         ----------  ----------  ----------  ----------   ----------

BALANCES, January 1, 1997                 2,000,000  $    2,000  $  374,000  $ (358,656)  $   17,344

  Contributed services                           --          --     165,112          --      165,112
  Net loss                                       --          --          --    (157,272)    (157,272)
                                         ----------  ----------  ----------  ----------   ----------

BALANCES, December 31, 1997               2,000,000       2,000     539,112    (515,928)      25,184

  Contributed services                           --          --     152,193          --      152,193
  Issuance of common stock in private
    placement, net of offering costs of
    $46,524                               1,016,000       1,016     460,460          --      461,476
  Warrants issued for consulting fees            --          --      51,000          --       51,000
  Net loss                                       --          --          --    (187,317)    (187,317)
                                         ----------  ----------  ----------  ----------   ----------

BALANCES, December 31, 1998               3,016,000       3,016   1,202,765    (703,245)     502,536

  Issuance of common stock in private
    placement, net of offering costs of
    $20,025 (unaudited)                     184,000         184      71,791          --       71,975

  Net loss (unaudited)                           --          --          --    (163,096)    (163,096)
                                         ----------  ----------  ----------  ----------   ----------

BALANCES, March 31, 1999 (Unaudited)      3,200,000  $    3,200  $1,274,556  $ (866,341)  $  411,415
                                         ==========  ==========  ==========  ==========   ==========


              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                          PANORAMIC CARE SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS



                                                     FOR THE THREE              FOR THE
                                                      MONTHS ENDED            YEARS ENDED
                                                       MARCH  31,             DECEMBER 31,
                                                    1999        1998        1998        1997
                                                  ---------   ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                        $(163,096)  $ (48,833)  $(187,317)  $(157,272)
  Adjustments to reconcile net loss to net cash
    from operating activities:
      Contributed services                               --      30,500      77,193     165,112
      Warrants issued for services                       --          --      51,000          --
      Depreciation expense                            3,750       2,375       9,578      10,339
      Increase in prepaid expenses                  (17,859)         --          --          --
      (Increase) decrease in royalty receivable          --       9,640       9,640      (9,640)
      Increase in accounts payable                   51,282       6,100      32,257          --
                                                  ---------   ---------   ---------   ---------
    Net cash provided by (used in) operating
      activities                                   (125,923)       (218)     (7,649)      8,539

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                (56,222)         --      (4,641)     (8,268)
  Capitalized software development costs           (109,376)         --          --          --
                                                  ---------   ---------   ---------   ---------
    Net cash used in investing activities          (165,598)         --      (4,641)     (8,268)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net of
    offering costs                                   71,975          --     461,476          --
  Deferred offering costs                           (73,285)         --          --          --
  Stock subscriptions receivable                     99,400          --     (99,400)         --
                                                  ---------   ---------   ---------   ---------
    Net cash provided by financing activities        98,090          --     362,076          --
                                                  ---------   ---------   ---------   ---------

NET INCREASE (DECREASE) IN CASH AND
  EQUIVALENTS                                      (193,431)       (218)     349,786        271

CASH AND EQUIVALENTS, beginning of period           350,122         336         336          65
                                                  ---------   ---------   ---------   ---------

CASH AND EQUIVALENTS, end of period               $ 156,691   $     118   $ 350,122   $     336
                                                  =========   =========   =========   =========

NON-CASH INVESTING AND FINANCING
 ACTIVITIES -
  Contributed services included in software
    development costs                             $      --   $      --   $  75,000   $      --
                                                  =========   =========   =========   =========


              SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                          PANORAMIC CARE SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS
     (INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)



1.       SIGNIFICANT ACCOUNTING POLICIES:

         ORGANIZATION AND NATURE OF OPERATIONS - Panoramic Care Systems, Inc. (the "Company") was originally incorporated in 1990 as Free Style Publications, Inc. The name of the Company was changed to Panoramic Care Systems, Inc. in December 1998. The Company is engaged in providing patient management systems to the post-acute health care industry. The products have been provided in printed and CD-ROM format. The Company is now transforming the products into software products designed to standardize and systemize the delivery of health care.

         USE OF ESTIMATES - The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.
         Actual results could differ from those estimates.

         The Company's financial statements are based on a number of estimates, including the value assigned to contributed services and the carrying value of software development costs. It is reasonably possible that these estimates could change in the forthcoming year and such revisions could be material.

         CASH EQUIVALENTS - The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives (ranging generally 3 years) of the respective assets. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of properties sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

         SOFTWARE DEVELOPMENT COSTS - The Company capitalizes costs of producing software to be sold, leased, or otherwise marketed, incurred subsequent to establishing technological feasibility in accordance with Statement of Financial Accounting Standards (SFAS) No. 86.

         Amortization of capitalized software development costs is computed on a product-by-product basis. The annual amortization is the greater of the amount computed using the ratio of current gross revenue for a product to the total of current and anticipated future gross revenue for that product or the straight-line method, not to exceed 3 years. Amortization had not commenced at March 31, 1999 because the product was not yet available for market release. In addition, management periodically compares the unamortized capitalized costs for each product to the net realizable value of that product. If the unamortized capitalized costs exceed the net realizable value, the excess will be charged to operations.

         Costs incurred in researching, designing and planning for the development of new software are charged to operations as incurred.

                          PANORAMIC CARE SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS
     (INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)



         IMPAIRMENT OF LONG-LIVED ASSETS - Management of the Company assesses impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If the net carrying value exceeds the net cash flows, then impairment will be recognized to reduce the carrying value to the estimated fair value.

         EARNINGS PER SHARE - Net loss per common share is presented in accordance with the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 replaces the presentation of primary and fully diluted earnings per share (EPS), with a presentation of basic EPS and diluted EPS. Under SFAS No. 128, basic EPS excludes dilution for potential common shares and is computed by dividing the net loss by the weighted average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Basic and diluted EPS are the same in 1998 and 1997 as there were no potential common shares.

         INCOME TAXES - The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates.

         REVENUE RECOGNITION - The Company recognizes royalty income when sales are made by the licensee. Consulting fees are recognized when the services are performed.

         Revenue from the sale of the Company's proprietary software will be recognized when the software is delivered and the Company has substantially performed all material obligations relating to the sale agreement and collectibility is deemed probable by management.

         UNAUDITED INTERIM INFORMATION - The balance sheet as of March 31, 1999 the statements of operations for the three month periods ended March 31, 1999 and 1998 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the financial position of the Company as of March 31, 1999 and the results of operations for the three months ended March 31, 1999 and 1998. The results of operations for the interim periods presented are not necessarily indicative of those to be expected for the year.


2.       RELATED PARTY TRANSACTIONS:

         The Company has entered into a marketing agreement with Center for Health Education (CHE), a non-profit organization. Under this agreement, the Company granted to CHE a non-exclusive license to market the Company's STATpaths and audio courses. CHE pays a royalty to the Company of 15% of gross income from sales of these products. The Company's president is also the president of CHE. Total royalties received from CHE for 1998 and 1997 were $27,613 and $53,805, respectively. This

                          PANORAMIC CARE SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS
     (INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)



         agreement expired as of December 31, 1998, and the Company does not expect future revenues for the sale of their products.

         The Company pays a management fee under an informal agreement for cost sharing to an entity which is owned by the two major stockholders of the Company. This fee represents reimbursement for expenses such as rent, utilities, and accounting costs. Management fees paid for 1998 and 1997 were $23,180 and $17,500, respectively. This agreement expired as of December 31, 1998.


3.       INCOME TAXES:

         The temporary differences between the tax basis and book basis of assets and liabilities are primarily due to depreciation, warrants issued for services, and the use of cash basis of accounting for income tax purposes. Such differences were not material for 1998 or 1997.


4.       STOCKHOLDERS' EQUITY:

         In December 1998, the Company completed the first tranche of a private placement of 1,016,000 shares of common stock for a total of $508,000, less offering costs of $46,524, of this amount, $99,400 was received after year-end. In February 1999, the Company completed the second tranche consisting of 184,000 shares of common stock for a total of $92,000, less offering costs of $20,025.

         In December 1998, the Board of Directors approved an increase in the authorized shares to 50,000,000, a reduction in the par value of each share to $.001, and a 2,000 for 1 stock split. All share and per share amounts in the financial statements have been restated to reflect the stock split.

         The Company has recorded as a capital contribution the difference between the estimated value of services provided by its officers who are major shareholders and the actual amounts paid to the officers. The estimates are based upon the salaries paid commencing in 1999. In 1998, $75,000 of the contributed services was recorded as software development costs, based on the number of hours worked by the chief technical officer subsequent to the establishment of technological feasibility of the product.

         In January 1999, the Company entered into an agreement with an underwriter for a proposed public offering of up to $1,100,000 on the Vancouver (Canada) stock exchange. The underwriter will receive fees totaling approximately $30,000, plus a commission of 7.5% of the offering proceeds. In addition, the underwriter will receive 110,000 shares of common stock and warrants to purchase 15% of the number of shares issued in the public offering, exercisable at the public offering price for one year and at 115% of the public offering price for one additional year.

                          PANORAMIC CARE SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS
     (INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)



5. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISKS:

         FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts of cash and equivalents, accounts receivable, and accounts payable approximate fair value due to the short maturity of these items.

         These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

         CONCENTRATIONS OF CREDIT RISK - Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions. The Company operates primarily in the health care industry.

         At December 31, 1998, the Company had an investment in a single money market mutual fund of $300,000, which is not covered by Federal insurance.


6.       COMMITMENTS:

         In December 1998, the Company entered into a consulting agreement with an entity (the "Consultant") to provide consulting services regarding capital raisings corporate development and other financial matters, including the private placement which was completed in 1998 and the proposed public offering (see Note 7). The Consultant is to receive a fee of $6,000 per month through May 1999. The Consultant also received warrants to purchase 200,000 shares of stock at $.25 per share, expiring immediately prior to the Company's proposed public offering. The Company has recorded the fair value of these warrants of $51,000 as an expense in 1998. At the completion of the private placement, the Consultant received an advisory fee of $45,000 and warrants to purchase 240,000 shares of stock at $1.00 per share, exercisable for five years. Upon completion of the public offering, the Consultant will receive warrants to purchase 10% of the number of shares issued in the offering, at an exercise price equal to the public offering price, expiring five years from issuance.

         In February 1999, the Company entered into an office lease agreement which requires monthly rental payments of approximately $2,900 from March 15, 1999 through September 15, 2000.

                          PANORAMIC CARE SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS
     (INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 1998 IS UNAUDITED)



7.       LIQUIDITY:

         The Company has incurred operating losses from inception, primarily due to non-cash expenses for services contributed by major stockholders. In late 1998 and early 1999, the Company entered into various commitments including an office lease, consulting agreement, and employment agreements, and has incurred significant expenditures for software development costs. In addition, sales of the Company's existing product have essentially been discontinued. Management believes that revenues from the Company's new software products, along with the proceeds of the Company's proposed public offering, will be sufficient to fund operations for the coming year. If revenues from the software products are less than anticipated, or if the proposed public offering is not completed, the Company will be required to reduce its overhead expenses or seek additional equity or debt financing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.    INDEMNIFICATION OF OFFICERS AND DIRECTORS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      (a) As permitted by the Colorado General Corporation Law, the Amended and Restated Articles of Incorporation of Panoramic eliminates the liability of directors to Panoramic or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the Colorado General Corporation Law.

      (b) The Amended and Restated Articles of Incorporation provides that Panoramic will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of Panoramic against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Colorado General Corporation Law. Panoramic's Bylaws provide for a similar indemnity to directors and officers of Panoramic to the fullest extent authorized by the Colorado General Corporation Law.

      (c) The Amended and Restated Articles of Incorporation also gives Panoramic the ability to enter into indemnification agreements with each of its directors and officers. Panoramic has entered into indemnification agreements with each of its directors and officers (see "Other Material Facts--Other Agreements"), which provide for the indemnification of directors and officers of Panoramic against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.


ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


               Legal Fees                  $ 120,000
               Accounting Fees             $  18,000
               Registration Fees           $   2,000
               Listing Fees                $   3,000
               Transfer Agent Fees         $   2,000
               Printing                    $   5,000
                                           ---------
                                           $ 150,000

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

      During the period from Panoramic's incorporation through to the date of this Prospectus, Panoramic has issued the following shares, after giving effect to the December 4, 1998 stock split of 2,000 to 1:


                                         Number of     Price Per     Total
                        Date           Issued Shares     Share    Consideration
                  -----------------   ---------------  ---------  -------------
Prior sales:      September 4, 1990   2,000,000(1)(3)   $0.0005    $   1,000
                  February 10, 1999   1,200,000(2)(3)   $0.50      $ 600,000

(1) Panoramic issued 490 shares to Byron Flateland and 510 shares to Jill Flateland on incorporation for total aggregate cash consideration of $1,000. These shares were subject to a 2,000:1 share split effective December 4, 1998.
(2) Panoramic issued 1,200,000 shares to a total of 45 individuals at a price of $0.50 per share to raise seed capital of $600,000.
(3) Panoramic issued all presently outstanding shares in exempt transactions under Section 4(a) of the Securities Act of 1933 and Rule 504 of Regulation D, as no public offering was involved.

o Pursuant to Rule 701 of the Securities Act of 1933, Panoramic has granted 465,000 options to purchase shares of common stock to seven of its employees and to its one non-employee director under the terms of the Company's Stock Option Plan. 7/36ths of the options become exercisable on the first day of the seventh month of the date of grant, and thereafter 1/36th of the total options granted become exercisable on the first day of each subsequent month until all options are exercisable.

o Effective May 12, 1999 Panoramic issued convertible notes in the aggregate principal amount of $100,000. In consideration for making the loans, Panoramic granted to the holders a warrant to acquire one-quarter of a share of Panoramic common stock for each $1.00 loaned. Each warrant is exercisable at $1.00 per share during the first year of the warrant and $1.15 per share during the second year. These securities were issued under Regulation S.

o Pursuant to Rule 504 of Regulation D, Panoramic issued 100,000 shares to M1 Software pursuant to the terms of a Letter of Engagement entered into between Panoramic and M1 on December 7, 1998, which was later amended by resolution of the board of directors. As part of the compensation to be paid M1 for its services under this agreement, Panoramic agreed to grant M1 60 shares of common stock for each hour of services provided.

ITEM 27.    EXHIBITS


EXHIBIT
NUMBER          DESCRIPTION OF EXHIBIT
-----------     ----------------------------------------------------------------

1 Agency Agreement dated March 24, 1999 between Panoramic Care Manager, Inc. and Canaccord Capital Corporation*

3.1 Amended and Restated Articles of Incorporation of FreeStyle Publications, Inc.*

3.2             Bylaws*

5.1             Legal Opinion of Davis, Graham & Stubbs LLP**

10.1 Amended Consulting Agreement dated as of March 1, 1999 between Panoramic Care Manager, Inc. and Bolder Venture Partners, L.L.C.*

10.2 Letter of Engagement dated February 7, 1999 between Panoramic Care Manager, Inc. and M1 Software*

10.3 Form of Nondisclosure Agreement between FreeStyle Publications, Inc. (n/k/a Panoramic Care Systems, Inc.) and various entities*

10.4 Sponsorship Agreement dated February 16, 1999 between Panoramic Care Manager, Inc. and Canaccord Capital Corporation*

10.5 Lease effective as of March 15, 1999 between Panoramic Care Manager, Inc. and Jefferson Park West (landlord) for property located at Jefferson Park West, Bldg. 4, 5181 Ward Road, Arvada, Colorado, USA 80005.*

10.6 Software Distribution Agreement dated January 28, 1999 between Panoramic Care Manager, Inc. and InterCare Network.*

10.7            Stock Option Plan*

10.8            Senior Management Bonus Plan*

10.9            Form of Employment Agreement*

10.10           Form of Convertible Note**

10.11           Form of Warrant Agreement**

23              Consent of Certified Public Accountant**

27              Financial Data Schedule**

* Filed with Registration Statement on Form SB-2 on April 16, 1999. ** Filed herewith.

                                  UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of Panoramic pursuant to Panoramic's Bylaws or Articles of Incorporation, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) It will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Wheat Ridge, State of Colorado, on the 7th day of June, 1999.

                                       Panoramic Care Systems, Inc.


                                       By:  /S/  WILLIAM M. HUNTER
                                          -------------------------------------
                                          Name: William M. Hunter
                                          Title:  President and Chief Executive
                                                  Officer


      In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Signatures                           Title                  Date
-------------------------------    -----------------------------   ------------


/S/ William S. Hunter              Chief Executive Officer,        June 7, 1999
-------------------------------    President and Director
William M. Hunter


/S/ Jill S. Flateland              Executive Vice President        June 7, 1999
-------------------------------    and Chief Operating Officer
Jill S. Flateland                  and Director


/S/ Byron B. Flateland             Chief Technical Officer,        June 7, 1999
-------------------------------    Secretary and Director
Byron B. Flateland


/S/ Kent B. Nuzum                  Chief Financial Officer         June 7, 1999
-------------------------------
Kent B. Nuzum


/S/ Frank L. Poggio                Director                        June 7, 1999
-------------------------------
Frank L. Poggio